Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 15, 2021

among

Home BancShares, Inc.,

Centennial Bank

and

Happy Bancshares, Inc.

Happy State Bank

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Other Defined Terms	11
1.3	Other Definitional Provisions	12

ARTICLE II THE MERGER		12
2.1	The Merger.	12
2.2	Second-Step Merger.	13
2.3	Closing	13
2.4	Effective Time	13
2.5	Effects of the Merger	14
2.6	Articles of Incorporation; Bylaws.	14
2.7	Directors and Officers of the Surviving Corporation	14
2.8	Conversion of Securities	15
2.9	Exchange of Happy Common Stock	15
2.10	Certain Adjustments.	18
2.11	Transfer Books; No Further Ownership Rights in Happy Common Stock	19
2.12	Appraisal Rights	19
2.13	Proxy and Registration Statement.	19
2.14	Happy Shareholders Meeting	20
2.15	Happy Stock Options and Stock Appreciation Rights	22
2.16	HOMB Shareholders Meeting	22
2.17	Closing Deliveries by Happy	24
2.18	Closing Deliveries by HOMB	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HAPPY		25
3.1	Organization	25
3.2	Authority; Binding Nature	26
3.3	No Conflicts.	27
3.4	Consents and Approvals	27
3.5	Regulatory Matters.	27
3.6	Capitalization	28
3.7	Deposits.	29
3.8	Stock Issuances and Repurchases.	29
3.9	Financial Statements	29
3.10	Ordinary Course; Lack of Material Adverse Change	30
3.11	Reorganization	30
3.12	Taxes	31
3.13	Title to Assets; Real Property	33
3.14	Litigation; Orders	34
3.15	Compliance	34
3.16	Loans	35
3.17	CRA Compliance	36
3.18	Investment Portfolio	37

i

3.19	Interest Rate Risk Management Instruments	37
3.20	Intellectual Property	37
3.21	Environmental Matters	38
3.22	Material Contracts	39
3.23	Employee Benefit Matters	39
3.24	Labor Relations (Employment Matters)	41
3.25	Related Party Transactions	42
3.26	Insurance	43
3.27	Trust Business; Administration of Fiduciary and Custodial Accounts	43
3.28	Brokers	43
3.29	Happy Information	43
3.30	Information Supplied	43
3.31	Fairness Opinion	44
3.32	No Other Representations or Warranties	44

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF HOMB		44
4.1	Organization.	44
4.2	Authority; Binding Nature	45
4.3	No Conflicts	45
4.4	Consents and Approvals	45
4.5	Regulatory Matters	45
4.6	Capitalization	46
4.7	Deposits	47
4.8	HOMB SEC Filings	47
4.9	Financial Statements.	47
4.10	Ordinary Course; Lack of Material Adverse Change	49
4.11	Reorganization	49
4.12	Litigation; Orders	49
4.13	Compliance	49
4.14	CRA Compliance	50
4.15	Material Contracts	50
4.16	Brokers	50
4.17	Information Supplied	50
4.18	Ownership of Happy Common Stock	51
4.19	Related Party Transactions	51
4.20	HOMB Information	51
4.21	Investment Portfolio.	51
4.22	Taxes	52
4.23	Employee Benefit Matters	54
4.24	Loans	55
4.25	No Other Representations or Warranties	56

ARTICLE V COVENANTS		56
5.1	Conduct of Business of Happy	56
5.2	Conduct of Business of HOMB	61
5.3	Approvals and Filings	62

ii

5.4	Access; Integration of Data Processing; Confidentiality	63
5.5	Notification	64
5.6	Public Announcements	64
5.7	No Control of Happy	64
5.8	Employee Benefit Matters	64
5.9	No Solicitation of Transaction by Happy	66
5.10	Indemnification; Directors’ and Officers’ Insurance	67
5.11	Efforts to Consummate; Further Assurances	68
5.12	Continuity of Business	69
5.13	Tax Matters	69
5.14	Nasdaq Listing	69
5.15	Litigations and Claims	69
5.16	Preservation of Happy Name	70

ARTICLE VI CONDITIONS TO CLOSE		70
6.1	Conditions to Each Party’s Obligations	70
6.2	Conditions to Obligations of HOMB	71
6.3	Conditions to the Obligations of Happy	73

ARTICLE VII TERMINATION		74
7.1	Termination	74
7.2	Notice of Termination; Effect of Termination	75
7.3	Fees and Expenses Following Termination	75

ARTICLE VIII MISCELLANEOUS		76
8.1	Notices	76
8.2	Entire Agreement	77
8.3	Amendments	77
8.4	Waivers	77
8.5	Binding Effect; Assignment; No Third Party Beneficiaries	77
8.6	Governing Law; Jurisdiction.	78
8.7	Waiver of Jury Trial	78
8.8	Cumulative Remedies; Specific Performance	78
8.9	Expenses	79
8.10	Prevailing Party	79
8.11	Counterparts; Effectiveness; Electronic Signatures	79
8.12	Nonsurvival	79
8.13	Severability	80

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 15, 2021, is entered into by and among Home BancShares, Inc., an Arkansas corporation (“HOMB”), Centennial Bank, an Arkansas state bank and a direct wholly-owned subsidiary of HOMB (“Centennial”), Happy Bancshares, Inc., a Texas corporation (“Happy”), and Happy State Bank, a Texas banking association and a direct wholly-owned subsidiary of Happy (“Target Bank”).

WITNESSETH:

WHEREAS, the board of directors of each of Happy and HOMB has determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which Happy will, subject to the terms and conditions set forth in this Agreement, merge with and into HOMB (the “Merger”), with HOMB being the surviving entity in the Merger;

WHEREAS, the board of directors of each of Happy and HOMB has (i) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Happy has resolved and agreed, upon the terms and subject to the conditions set forth in this Agreement, to recommend that Happy’s shareholders (the “Happy Shareholders”) approve this Agreement;

WHEREAS, as an inducement for HOMB to enter into this Agreement, certain Happy Shareholders have simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”) in connection with the Merger;

WHEREAS, the board of directors of HOMB has resolved to recommend that the holders of shares of HOMB’s common stock, par value $0.01 per share (the “HOMB Common Stock”) approve the issuance of shares of HOMB Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “HOMB Stock Issuance”);

WHEREAS, as soon as reasonably practicable following the Merger, HOMB shall cause Target Bank to be merged with and into Centennial (the “Second-Step Merger,” and together with the Merger, the “Mergers”), with Centennial as the surviving bank in the Second-Step Merger;

WHEREAS, the parties intend for U.S. federal income tax purposes that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, and subject to the conditions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1Certain Definitions.  As used herein, the following terms shall have the following meanings:

(a) “ABCA” shall mean the Arkansas Business Corporation Act of 1987, Ark. Code Ann. §§ 4-27-101, et seq.

(b)“Acquisition Proposal” shall mean any proposal or offer for, whether in one transaction or a series of related transactions, a (i) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving Happy, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Happy or its Subsidiaries representing 20% or more of the consolidated assets of Happy and its Subsidiaries, (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Happy or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include any of the transactions contemplated by this Agreement.

(c)“Affiliate” shall mean, with respect to any Person, any other Person that, alone or together with any other Person, directly or indirectly controls, is controlled by or is under common control with, such Person.  For the purpose of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”), shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract, agency or otherwise.  In addition, references to “controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person which is controlled by such Person (without regard to any other Affiliates except its Subsidiaries) as determined in accordance with the preceding sentence.

(d)“Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of any Applicable Law.

(e)“Applicable Law” or “Law” shall mean and include:  (i) any statute, decree, constitution, rule, regulation, ordinance, code, requirement, order, judgment, decree, directive or other binding action of or by any Governmental Authority as to which a party is subject; (ii) any treaty, pact, compact or other agreement to which any Governmental Authority is a signatory or party as to which a party is subject; (iii) any judicial or administrative interpretation of the application of any Applicable Law described in (i) or (ii) above; and (iv) any amendment or revision of any Applicable Law described in (i), (ii) or (iii) above.

(f)“Arkansas Banking Code” shall mean the Arkansas Banking Code, Ark. Code Ann. §§ 23-45-101, et seq.

(g)“ASBD” shall mean the Arkansas State Bank Department.

(h)“Balance Sheet Date” shall mean December 31, 2020.

(i)“Business Day” shall mean any day other than Saturday, Sunday, a day which is a legal holiday in Texas or Arkansas, or a day on which commercial banks in Texas or Arkansas are authorized or required by Applicable Law to close.

(j)“COBRA” shall mean Section 4980B of the Code, Section 6432 of the Code, Section 9501 of the American Rescue Plan Act of 2021, Part 6 of Subtitle B of Title I of ERISA, and any similar state law.

(k) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(l)“Commerce KSOP” shall mean the Commerce BancShares, Inc. 401(k) Employee Stock Ownership Plan.

(m)“Confidentiality Agreement” shall mean the Non-Disclosure and Confidentiality Agreement, dated as of June 4, 2021, by and between Happy Bancshares, Inc., a Texas corporation, and Home Bancshares, Inc., an Arkansas corporation.

(n)“Contract” shall mean any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding on Happy or HOMB, as the case may be, or any of their Subsidiaries.

(o) “Environmental Law” shall mean all laws, rules and regulations of any Governmental Authority relating to pollution or the protection of the environment, including, without limitation, laws relating to releases, discharges or disposal of hazardous, toxic or radioactive substances, oils, pollutants or contaminants into the environment or otherwise relating to the distribution, use, treatment, storage, transport or handling of such substances, oils, pollutants or contaminants.

(p)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(q)“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(r)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(s)“Exchange Ratio” means a fixed exchange ratio equal to 2.17 shares of HOMB Common Stock for each share of Happy Common Stock.

(t)“FDIC” shall mean the Federal Deposit Insurance Corporation.

(u)“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

(v)“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied, as in effect from time to time.

(w)“GoldStar Policies” mean the policies and procedures adopted by the Target Bank and applicable to the Trust Business conducted by the GoldStar Trust Company division of the Trust Business, including but not limited to the GoldStar Program Manual and the GoldStar Trust Policy.

(x)“Governing Documents” shall mean with respect to any entity, the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, regulations, operating agreement, limited liability company agreement or other organizational document of such entity and any amendments thereto.

(y)“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party is subject, whether international, national, federal, state or local or any quasi-governmental or private body exercising regulatory, taxing or other governmental authority.

(z)“Happy Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which Happy has or may have any liability or whereby Happy and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of Happy or its ERISA Affiliates, including, without limitation, the KSOP, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Section 125 of the Code cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies or arrangements.

(aa)“Happy Incentive Plans” shall mean both (i) the Happy Bancshares, Inc. Incentive Stock Option and Nonstatutory Stock Option Plan and (ii) the Happy Bancshares, Inc. Restricted Stock and Stock Appreciation Rights Plan.

(bb) “Happy Material Contract” shall mean any of the following Contracts:

(i)any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC ;

(ii)any lease of real property;

(iii)any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services,

equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $250,000 or more;

(iv)any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of Happy or its Subsidiaries;

(v)any partnership, joint venture or other similar Contract;

(vi)any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(vii)any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by Happy or its Subsidiaries for the borrowing of money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset),  (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice);

(viii)any Contract that would be terminable other than by Happy or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated hereby (either alone or upon the occurrence of any additional acts or events);

(ix)any Contract that creates future payments or obligations in excess of $500,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 90 days or less, but not including any loan agreement or similar agreement pursuant to which Happy is a lender;

(x)any exclusive dealing or third-party referral agreement imposed on Happy or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of Happy or its Subsidiaries to compete in any permissible line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(xi)any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of Happy or its  Subsidiaries; and

(xii)any Contract constituting a Happy Regulatory Agreement.

(cc)“Happy Outstanding Shares” means the aggregate number of shares of Happy Common Stock issued and outstanding immediately prior to the Effective Time, (including without limitation any shares of Happy Common Stock issued upon the exercise or termination of any Happy Stock Options and Happy Stock Appreciation Rights and any Appraisal Shares).

(dd)“Happy Restricted Stock” shall mean all restricted stock issued and outstanding immediately prior to the Closing under the Happy Incentive Plans which for the avoidance of doubt includes restricted stock not yet vested.

(ee) “Happy Stock Appreciation Rights” shall mean all stock appreciation rights issued and outstanding immediately prior to the Closing under the Happy Incentive Plans.

(ff)“Happy Stock Options” shall mean all options to acquire Happy Common Stock issued and outstanding immediately prior to the Closing under the Happy Incentive Plans.

(gg)“Happy’s Knowledge” shall mean the actual knowledge of each of the individuals set forth on Section 1.1 of the Disclosure Schedule.

(hh) “Hazardous Substance” shall mean (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls in concentrations regulated by Environmental Law.

(ii)“HOMB Common Stock” means the Common Stock, $0.01 par value per share, of HOMB.

(jj)“HOMB Employee Benefit Plan” shall mean any plan, agreement, policy or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which HOMB has or may have any liability or whereby HOMB and any of its ERISA Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or individual independent contractor of HOMB or its ERISA Affiliates, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, top hat plan, incentive compensation, stock option, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, educational assistance program, perquisite, pension, retirement, health or insurance plans, agreements, policies, or arrangements.

(kk)“HOMB Share Average Closing Price” shall mean the volume-weighted average closing price per share of HOMB Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period ending on the third business day prior to the Closing Date, rounded to the nearest whole cent.

(ll)“HOMB’s Knowledge” shall mean the actual knowledge of each of the individuals set forth on Section 1.1 of the HOMB Disclosure Schedule.

(mm)“IRS” shall mean the Internal Revenue Service.

(nn)“KSOP” means the Happy Bancshares, Inc. Employee Stock Ownership Plan with 401(k) Provisions and the Happy Bancshares, Inc. Employee Stock Ownership/401(k) Trust.

(oo)“Lien” shall mean any mortgage, lien, pledge, charge, encumbrance, security interest, easement, encroachment or other similar encumbrance or claim.

(pp)“Losses” shall mean losses, liabilities, claims, damages and expenses (including reasonable attorneys’ fees and costs of investigation); provided, that the term “Losses” shall not include any special, punitive or exemplary damages, unless and to the extent such damages are actually paid or required to be paid to a third party.

(qq)“Material Adverse Change” or “Material Adverse Effect” shall mean, with respect to HOMB, Centennial and their Subsidiaries, on the one hand, or Happy and its Subsidiaries on the other, any event, change, effect or development that (i) has a material and adverse effect on the condition (financial or otherwise), results of operations or business of Happy and its Subsidiaries, taken as a whole, or HOMB, Centennial and their Subsidiaries, taken as a whole, as the case may be, or (ii) materially impairs the ability of Happy, on the one hand, or HOMB, on the other, as the case may be, to perform its obligations under this Agreement or otherwise materially impede or delay the consummation of the transactions contemplated by this Agreement or constitutes, with respect to Happy or any of its Subsidiaries or HOMB, Centennial or any of their Subsidiaries, a Specified Regulatory Action; provided, however, that in the case of clause (i) only, a “Material Adverse Change” or “Material Adverse Effect” shall not be deemed to include events, changes, effects or developments resulting from or arising out of (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles (so long as Happy and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (B) changes after the date of this Agreement in laws, rules or regulations of general applicability to banking organizations (so long as Happy and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets (so long as Happy and its Subsidiaries, on the one hand, or HOMB and its Subsidiaries, on the other, as the case may be, are not materially disproportionately affected thereby), (D) a decline in the trading price of a party’s common stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (E) the impact of the public disclosure, pendency or performance of this Agreement or the transactions contemplated hereby including the impact of the transactions contemplated by this Agreement on relationships with customers and employees, (F) any natural disaster, outbreak or escalation of hostilities, declared or undeclared acts or war or terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement, and (G) with respect to Happy and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of HOMB or required by this Agreement, or with respect to HOMB and its Subsidiaries, actions taken or omitted to be taken with the prior written consent of Happy or required by this Agreement, as the case may be.

(rr) “Nasdaq” shall mean The Nasdaq Stock Market LLC.

(ss)“Order” shall mean any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority applicable to HOMB, Happy or an Affiliate thereof, as the case may be.

(tt)“Per Share Merger Consideration Value” shall mean the product of the HOMB Share Average Closing Price multiplied by 2.17.

(uu)“Permit” shall mean any permit, license, registration, authorization, certificate or approval of or from any Governmental Authority or any Order.

(vv)“Permitted Lien” shall mean (i) Liens for current Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the financial statements, and (ii) other Liens and imperfections of title that do not materially detract from the current value of the property subject thereto or materially interfere with the current use by Happy or HOMB, as the case may be, of the property subject thereto.

(ww)“Person” shall mean any natural person, bank, corporation, association, partnership, limited liability company, organization, business, firm, trust, joint venture, unincorporated organization or any other entity or organization, including a Governmental Authority.

(xx)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(yy)“Proxy Statement/Prospectus” shall mean the prospectus in connection with the issuance of shares of HOMB Common Stock to the Happy Shareholders pursuant to the Merger, and the joint proxy statement of Happy and HOMB, relating to the Happy Shareholder Approval and the HOMB Shareholder Approval, including any amendments or supplements thereto.

(zz)“Registration Statement” shall mean the registration statement on Form S-4 to register the HOMB Common Stock to be issued pursuant to Section 2.8, including any amendments or supplements thereto.

(aaa)“Regulatory Approval” shall mean the following approvals of, or actions taken with respect to, any Regulatory Agency or Governmental Authority that is required to consummate the transactions contemplated hereby: (i) the filing of applications, filings and notices, as applicable, with Nasdaq, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (“BHC Act”) and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the FDIC, the ASBD and the TDB in connection with the Merger, and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement/Prospectus and the filing with the SEC of the Registration Statement and the declaration of effectiveness of the Registration Statement by the SEC , (v) the filing of the Articles of Merger with the Texas Secretary pursuant to the TBOC and the Arkansas Secretary pursuant to the ABCA, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of HOMB Common Stock pursuant to this Agreement and the approval of the listing of such HOMB Common Stock on Nasdaq.

(bbb)“Related Party” shall mean: (a) any Person that serves as a director or executive officer of Happy or HOMB, as the case may be, or any of its Subsidiaries as of the date of this Agreement, (b) any Person controlled by a Person described in (a) above (other than Happy or HOMB, as the case may be, or its Subsidiaries), (c) any trust of which a Person described in (a) above is grantor, and (d) any member of the Immediate Family of any Person described in (a) above.  For purposes of this definition, the “Immediate Family” of an individual means (x) the individual’s spouse, and (y) the individual’s parents, brothers, sisters and children; and “control” of a specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through ownership of voting securities, by contract, agency or otherwise.

(ccc)“Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants, advisors or other representatives, including, without limitation, legal counsel, accountants and financial advisors.

(ddd)“SEC” shall mean the United States Securities and Exchange Commission or any successor thereof.

(eee)“Securities Act” shall mean the Securities Act of 1933, as amended.

(fff)“Specified Regulatory Action” means, with respect to Happy and any of its Subsidiaries, the imposition by any Happy Regulatory Agency or other Governmental Authority of a Happy Regulatory Agreement and with respect to HOMB, Centennial and any of their Subsidiaries, the imposition by any HOMB Regulatory Agency or other Governmental Authority of a HOMB Regulatory Agreement.

(ggg)“Subsidiary” and “Significant Subsidiary” shall have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

(hhh)“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third person (or group of persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which Happy’s Board of Directors determines in its good faith judgment to be more favorable, from a financial point of view to Happy’s Shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) consultation with its financial advisors and outside counsel and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction, and the anticipated timing of such consummation relative to the anticipated timing of the Merger, on the terms set forth therein; any proposed changes to this Agreement that may be proposed by HOMB in response to such Acquisition Proposal; and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and the Person or Persons making such proposal; provided, that for purposes of the definition of “Superior Proposal,” the reference to “20%” in the definitions of Acquisition Proposal shall be deemed to be references to “100%”.

(iii)“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(jjj)“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

(kkk)“TBOC” shall mean the Texas Business Organizations Code, as amended, codified at Tex. Bus. Orgs. Code Ann. §§ 1.001, et seq.

(lll)“TDB” shall mean the Texas Department of Banking.

(mmm)“Texas Finance Code” shall mean Tex. Fin. Code Ann. §§ 1.001, et seq.

(nnn) “Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(ooo) “Trust Business” means the trusts, executorships, guardianships, conservatorships, and other representative or custodial capacities at Target Bank’s banking and trust offices, as applicable, including but not limited to such activities performed by its Happy Trust and GoldStar Trust Company divisions.

(ppp)“WARN ACT” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

(qqq)“Well-Capitalized” shall mean “well-capitalized” as that term is defined in 12 C.F.R. 325.103.

1.2Other Defined Terms.  The following capitalized terms have the meanings in the Sections indicated below:

Defined Term	Section Reference
Acquisition Agreement	5.9(a)
Adverse Happy Recommendation Change	2.14(c)
Adverse HOMB Recommendation Change	2.16(b)
Agreement	First Paragraph
Appraisal Shares	2.12
Arkansas Articles of Merger	2.4(a)
Articles of Merger	2.4(a)
Audited Financial Statements	3.9(a)
BHC Act	1.1(aaa)
Book Entry Shares	2.9(b)
Centennial Certificates	First Paragraph 2.9(b)
Closing	2.3
Closing Date	2.3
Closing Date Plan Year	5.8(c)
Continuing Employee	5.8(a)
CRA	3.17
Disclosure Schedule	Article III
DOL	3.23(a)
Effective Time	2.4
Employment Payment	3.23(j)
Exchange Agent	2.9(a)
Exchange Agent Agreement	2.9(a)
Exchange Fund	2.9(a)
Excluded Shares	2.8(c)
Happy	First Paragraph
Happy Common Stock	2.8(a)
Happy Recommendation	2.14(a)
Happy Regulatory Agencies	3.5
Happy Regulatory Agreement	3.5
Happy Shareholder Approval	2.14(b)
Happy Shareholders	Recitals
Happy Shareholders’ Meeting	2.14(a)
Happy’s Financial Statements	3.9(a)
HOMB	First Paragraph
HOMB Board Recommendation	2.16(a)
HOMB Capitalization Date	4.6(a)
HOMB Disclosure Schedule	Article IV
HOMB Regulatory Agencies	4.5
HOMB Regulatory Agreement	4.5

Defined Term	Section Reference
HOMB SEC Filings	4.8
HOMB Shareholder Approval	2.16(a)
HOMB Shareholders’ Meeting	2.16(a)
HOMB’s Financial Statements	4.9(a)
Merger Consideration Premium Cap	2.8(a) 5.10(b)
Regulatory Agencies	4.5
Requisite HOMB Vote	2.16(a)
Second-Step Merger Surviving Corporation	Recitals 2.1(a)
Target Bank	First Paragraph
Termination Fee	7.3(a)
Voting and Support Agreement(s)	Recitals

1.3Other Definitional Provisions.

(a)All terms defined in this Agreement shall have the meanings specified herein when used in any certificates or other documents made or delivered pursuant hereto or thereto, unless expressly stated otherwise therein or the context otherwise requires.

(b)Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

(d)Any document shall include that document as amended, notated, supplemented or otherwise modified from time to time and includes all exhibits, appendices, schedules, attachments and supplements thereto.

(e)The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” whether or not such words appear.

(f)References to statutes shall include all amendments thereto, and any rules and regulations promulgated thereunder.

ARTICLE II
THE MERGER

2.1The Merger.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Happy shall merge with and into HOMB; (ii) the separate corporate existence of Happy will cease; and (iii) HOMB will continue its corporate existence as the surviving corporation in the Merger (hereinafter referred to for the period at and after the Effective Time as the “Surviving Corporation”).

(b)HOMB may at any time change the method of effecting the combination (including by providing for the merger of Happy with a wholly-owned Subsidiary of HOMB) if and to the extent requested by HOMB, and Happy agrees to enter into such amendments to this Agreement as HOMB may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement or (ii) adversely affect the Tax treatment of the Merger with respect to the Happy Shareholders.

2.2Second-Step Merger.  As soon as reasonably practicable following the Effective Time, Target Bank shall be merged with and into Centennial in the Second-Step Merger, in accordance with the provisions of applicable federal and state banking laws and regulations.  Centennial shall be the surviving bank in the Second-Step Merger and shall continue its existence under the laws of the State of Arkansas, and the separate corporate existence of Target Bank shall cease as the effective time of the Second-Step Merger.  On and after the effective time of the Second-Step Merger, the Second-Step Merger shall have the effects as set forth under applicable federal and state banking laws and regulations.  HOMB and Happy, as the sole shareholders of Centennial and Target Bank, respectively, have approved a separate merger agreement (the “Bank Plan of Merger”) in a form complying with the requirements of applicable state and federal banking laws and regulations and shall have caused the Bank Plan of Merger to be executed and delivered by Centennial and Target Bank within ten (10) Business Days of the date of this Agreement.  The Bank Merger may be abandoned at the election of HOMB at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Target Bank shall continue to operate under its name; provided, however, that prior to any such election, HOMB shall (a) reasonably consult with Happy and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

2.3Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, at the corporate headquarters of HOMB in Conway, Arkansas, or remotely by exchange of documents and signatures (or their electronic counterparts), on a date to be specified by the parties, which date shall be no later than five (5) Business Days after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time, place or date, or any or all, is agreed to in writing by the parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date”.

2.4Effective Time.

(a)Subject to the terms and conditions of this Agreement, on the Closing Date, the Surviving Corporation shall file articles of merger complying with the requirements of the TBOC (the “Texas Articles of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary”) and articles of merger complying with the requirements of the

ABCA (the “Arkansas Articles of Merger,” and together with the Texas Articles of Merger, the “Articles of Merger”) with the Secretary of State of the State of Arkansas (the “Arkansas Secretary”).  The Merger shall become effective at such time as may be agreed by the parties and specified in the Articles of Merger in accordance with the relevant provisions of the TBOC and the ABCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)In furtherance of the Second-Step Merger, HOMB shall cause to be filed with the Arkansas State Banking Board, and the TDB, in accordance with the ABCA, the Arkansas Banking Code, the TBOC, the Texas Finance Code and other applicable laws, articles of merger (“Bank Articles of Merger”) relating to the Second-Step Merger.  The Second-Step Merger shall become effective as of the date and time specified in the Bank Articles of Merger and by the issuance of a Certificate of Merger by the Arkansas State Banking Board and the TDB.

2.5Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ABCA and the TBOC.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Happy and HOMB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Happy and HOMB shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.6Articles of Incorporation; Bylaws.  The Articles of Incorporation of HOMB, as in effect immediately prior to the Effective Time, shall become and remain the Articles of Incorporation of the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law.  The Bylaws of HOMB, as in effect immediately prior to the Effective Time, shall become and remain the Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof and applicable law.

2.7Directors and Officers of the Surviving Corporation.  As of the Effective Time:

(a)The directors of the Surviving Corporation shall be the directors of HOMB immediately prior to the Effective Time and J. Pat Hickman shall be appointed following the Effective Time to serve as a director of the Surviving Corporation, each of whom shall serve as a director of the Surviving Corporation until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b)The officers of the Surviving Corporation shall be the officers of HOMB immediately prior to the Effective Time, each of whom shall serve until his or her respective successor is duly appointed and qualified or his or her earlier death, resignation or removal from office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.8Conversion of Securities.  Subject to the other provisions of this Agreement, at the Effective Time, as a result of the Merger and without any action on the part of HOMB, Happy, or the holder of any capital stock of HOMB or Happy:

(a)Merger Consideration.  Each share of the common stock of Happy, $1.00 par value (the “Happy Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares and any Appraisal Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive (subject to ARTICLE VII), without interest, that number of shares of HOMB Common Stock that equals the Exchange Ratio.  For purposes of this Agreement, the “Merger Consideration” means the right to receive the consideration described in the preceding sentence pursuant to the Merger with respect to each issued and outstanding share of Happy Common Stock (excluding any Excluded Shares and any Appraisal Shares), together with any cash in lieu of fractional shares as specified in Section 2.9(d).

(b)Cancellation of Shares.  Shares of Happy Common Stock, when converted in accordance with Section 2.8(a), shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate or Book Entry Share shall cease to have any rights with respect thereto, except the right to receive in respect of each share of Happy Common Stock previously represented thereby (i) the consideration set forth in Section 2.8(a), (ii) any dividends or other distributions to which the holder thereof becomes entitled in accordance with Section 2.9(c), and (iii) any cash to be paid in lieu of any fractional shares of HOMB Common Stock in accordance with Section 2.9(d), in each case without interest, and in each case to be issued or paid in consideration therefor upon the surrender of such Certificate or Book Entry Share in accordance with Section 2.9.

(c)Treasury Stock; Excluded Shares.  All shares of Happy Common Stock held by Happy as treasury shares or otherwise, or by HOMB or by any wholly-owned Subsidiary of HOMB or Happy, immediately prior to the Effective Time (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by HOMB, Happy, or any wholly-owned Subsidiary of HOMB or Happy in respect of a debt previously contracted) shall automatically be cancelled and retired and will cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable in exchange therefor (all such shares, the “Excluded Shares”).

(d)No Effect on HOMB Common Stock.  Each share of HOMB Common Stock outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the consummation of the Merger.

2.9Exchange of Happy Common Stock.

(a)Exchange Agent.  At or promptly following the Closing, HOMB shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A. or such other exchange agent selected by HOMB (the “Exchange Agent”), for the benefit of the holders of shares of Happy Common Stock, for exchange in accordance with this ARTICLE II, through the Exchange Agent, sufficient HOMB Common Stock to make all deliveries of HOMB Common Stock as required by this ARTICLE II, including the Merger Consideration, and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.9(d), pursuant to an exchange agent agreement between HOMB and the Exchange Agent (the “Exchange Agent Agreement”) in a form reasonably acceptable to the parties hereto.  In addition, HOMB agrees to make available to the Exchange Agent, from time to time after the Effective Time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.9(c).  Any cash and HOMB Common Stock deposited with the Exchange Agent (including as payment for any dividends or other distributions in accordance with Section 2.9(c) and fractional shares in accordance with Section 2.9(d)) shall hereinafter be referred to collectively as the “Exchange Fund”.  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Happy Common Stock pursuant to this Agreement out of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HOMB, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of shares of Happy Common Stock.  Any interest and other income resulting from such investments shall be paid to HOMB.  Except as contemplated by this Agreement and the Exchange Agent Agreement, the Exchange Fund shall not be used for any other purpose.

(b)Exchange Procedures.  HOMB shall cause the Exchange Agent to mail, within five (5) Business Days of the Effective Time, to each record holder, as of the Effective Time, of an outstanding Certificate or Book Entry Share that immediately prior to the Effective Time represented shares of Happy Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Happy Common Stock shall pass, only upon proper delivery of the corresponding certificates (the “Certificates”) representing such shares to the Exchange Agent or receipt by the Exchange Agent of an “agent’s message” with respect to non-certificated shares represented by book entry (“Book Entry Shares”), and shall be in customary form and have such other provisions as HOMB may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration payable in respect of the shares of Happy Common Stock represented thereby.  Promptly after the Effective Time, upon surrender of Certificates or Book Entry Shares for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor, upon completion of the calculations required by Section 2.8, (A) shares of HOMB Common Stock representing, in the aggregate, the whole number of shares of HOMB Common Stock that such holder has the right to receive pursuant to Section 2.8 and (B) a check or wire of immediately available funds in an amount equal to the aggregate of (1) any dividends and other distributions pursuant to Section 2.9(c), plus (2) any cash payable in lieu of any fractional shares of HOMB Common Stock pursuant to Section 2.9(d).  No interest shall be paid or accrued on any Merger Consideration.  In the event of a transfer of ownership of shares of Happy Common Stock which is not registered in the transfer records of Happy, the Merger Consideration payable in respect of such shares of Happy Common Stock may be paid to a transferee if the Certificate representing such shares of Happy Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

(c)Distributions with Respect to Unexchanged Happy Common Stock.  No dividends or other distributions declared or made with respect to HOMB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Share with respect to the HOMB Common Stock that such holder would be entitled to receive upon surrender of such Certificate or Book Entry Share and no cash payment in lieu of fractional shares of HOMB Common Stock shall be paid to any such holder until such holder shall surrender such Certificate or Book Entry Share in accordance with this Section 2.9.  Subject to applicable Law, following surrender of any such Certificate or Book Entry Share, there shall be paid to such holder of HOMB Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of HOMB Common Stock to which such holder is entitled pursuant to Section 2.9(d) and the amount of dividends or other distributions with a record date after the Effective Time and paid prior to such surrender with respect to such holder’s whole shares of HOMB Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such holder’s whole shares of HOMB Common Stock.

(d)Fractional Shares.  No certificates or scrip representing fractional shares of HOMB Common Stock or book entry credit of the same shall be issued upon the surrender for exchange of Certificates or Book Entry Shares, no dividend or other distribution, stock split or interest shall relate to any such fractional share and such fractional share shall not entitle the owner thereof to vote or to have any rights as a holder of any HOMB Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Happy Common Stock exchanged in the Merger who would otherwise have been entitled to receive a fraction of a share of HOMB Common Stock (after taking into account all Certificates and Book Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, rounded to the nearest whole cent, equal to the product of (i) the HOMB Share Average Closing Price, and (ii) the fraction of a share of HOMB Common Stock that such holder would otherwise be entitled to receive pursuant to Section 2.8 hereof (rounded to the nearest ten-thousandth when expressed in decimal form).

(e)Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Happy Common Stock after one hundred eighty (180) days following the Effective Time shall be delivered to HOMB upon demand and, from and after such delivery to HOMB, any former holders of Happy Common Stock (other than Appraisal Shares) who have not theretofore complied with this ARTICLE II shall thereafter look only to HOMB (subject to abandoned property, escheat, or other similar

Laws), as general creditors thereof, for the Merger Consideration payable in respect of such shares of Happy Common Stock, in each case, without any interest thereon.  Any amounts remaining unclaimed by holders of shares of Happy Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority) shall, to the extent permitted by Applicable Law, thereupon become the property of HOMB free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(f)No Liability.  Neither Exchange Agent, HOMB nor any of HOMB’s Subsidiaries shall be liable to any holder of shares of Happy Common Stock for any shares of HOMB Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official or Governmental Authority in the reasonable belief that such delivery was required pursuant to any abandoned property, escheat or similar law.

(g)Lost Certificates.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed in form and substance acceptable to HOMB and, if required by HOMB, the posting by such Person of a bond, in such reasonable amount as HOMB may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration payable in respect of the shares of Happy Common Stock represented by such Certificate.

(h)Withholding.  Each of HOMB and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Happy Common Stock such amounts as HOMB or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax law, with respect to the making of such payment.  HOMB or the Exchange Agent, as the case may be, shall use commercially reasonable efforts to provide such holder of Happy Common Stock with written notice of any intended withholding at least five (5) Business Days before the making of any such payment pursuant to this Agreement, and shall cooperate in good faith with such holder of Happy Common Stock to obtain any available exception from, or reduction in, such withholding to the extent permitted under Applicable Law.  To the extent that amounts are so withheld by HOMB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Happy Common Stock in respect of whom such deduction and withholding was made by HOMB or the Exchange Agent, as the case may be.

(i)Book Entry.  All shares of HOMB Common Stock to be issued in the Merger shall be issued in book entry form, without physical certificates.

2.10Certain Adjustments.  If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of HOMB Common Stock or Happy Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, the Exchange Ratio will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

2.11Transfer Books; No Further Ownership Rights in Happy Common Stock.  At the Closing Date, the stock transfer books of Happy shall be closed and thereafter there shall be no further registration of transfers of shares of Happy Common Stock on the records of Happy, except for the cancellation of such shares in connection with the Merger.  From and after the Effective Time, the holders of Certificates or Book Entry Shares that evidenced ownership of shares of Happy Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, bona fide Certificates or Book Entry Shares are presented to HOMB for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II.

2.12Appraisal Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of Happy Common Stock that are outstanding immediately prior to the Effective Time and with respect to which the shareholders thereof who are entitled to demand and have properly demanded the fair value of such shares in accordance with Sections 10.351 to 10.368 of the TBOC and which shareholders have not voted in favor of the Merger and otherwise complied with the applicable provisions of the TBOC in all respects (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of Sections 10.351 to 10.368 of the TBOC, except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the TBOC shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration pursuant to Section 2.8. Happy shall give HOMB (i) prompt notice of any written demands for payment of fair value of any shares of Happy Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBOC and received by Happy relating to shareholders’ appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the TBOC consistent with the obligations of Happy thereunder. Happy shall not, except with the prior written consent of HOMB, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the TBOC.

2.13Proxy and Registration Statement.  HOMB shall prepare the Registration Statement on Form S-4 or other applicable form, which HOMB shall file with the SEC as promptly as reasonably practicable following the date of this Agreement, but no later than 30 days after the date of this Agreement, and will include the Proxy Statement/Prospectus; provided, however, that any delay in filing the Registration Statement within such time period attributable in whole or in part to Happy’s delay in furnishing information required to be included therein shall not be deemed a breach by HOMB of this Section 2.13.  HOMB shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby.  HOMB will cause the

Proxy Statement/Prospectus to be filed with the SEC and mailed to the shareholders of HOMB as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act.  HOMB shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of HOMB Common Stock in the Merger, and Happy shall furnish all information concerning Happy and the holders of Happy Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action.  If at any time prior to the Effective Time any information relating to HOMB or Happy, or any of their respective affiliates, officers or directors, is discovered by HOMB or Happy which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to Happy Shareholders and shareholders of HOMB.

2.14Happy Shareholders’ Meeting.

(a)Happy shall take all action necessary in accordance with applicable laws and Happy’s current articles of incorporation and bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “Happy Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the approval by Happy Shareholders of this Agreement.  The board of directors of Happy has resolved to recommend to Happy Shareholders that they approve this Agreement and Happy shall, acting through its board of directors, (x) recommend that Happy Shareholders approve this Agreement (the “Happy Recommendation”), (y) include the Happy Recommendation in the Proxy Statement/Prospectus, and (z) use all reasonable best efforts to solicit from Happy Shareholders proxies in favor of the approval of this Agreement and any other matters to be voted on at the Happy Shareholders’ Meeting related to this Agreement, including by communicating to Happy Shareholders the recommendation of the board of directors of Happy that they approve this Agreement, and to take all other action necessary or advisable to secure the vote or consent of Happy Shareholders required by Applicable Law to obtain such approvals, except to the extent Happy’s board of directors has withdrawn the Happy Recommendation in accordance with the terms of this Agreement.  Happy agrees that it has an unqualified obligation to submit this Agreement to Happy Shareholders at the Happy Shareholders’ Meeting, including after any withdrawal of the Happy Recommendation.

(b)If on the date of the Happy Shareholders’ Meeting, Happy has not received proxies representing a sufficient number of shares of Happy Common Stock to obtain the Happy Shareholder Approval (as defined below), Happy shall adjourn the Happy Shareholders’ Meeting until such date as shall be mutually agreed upon by Happy and HOMB, which date shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Happy Shareholder Approval; provided, however, Happy shall only be required to adjourn, delay or postpone the Happy Shareholders’ Meeting as described above once.  For purposes of this Agreement, “Happy Shareholder Approval” shall mean the affirmative vote of two-thirds of the votes entitled to vote and represented in person or by proxy at the Happy Shareholders’ Meeting or such other number of affirmative votes as may be required by Happy’s governing documents and Applicable Law.

(c)Neither Happy’s Board of Directors nor any committee thereof shall (x) except as expressly permitted by this Section 2.14, withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to HOMB or any of HOMB’s Subsidiaries, the Happy Recommendation (an “Adverse Happy Recommendation Change”) or (y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal.  Notwithstanding the foregoing, Happy’s board of directors may submit this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Happy may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law, if and only if:

(i)Happy’s board of directors determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that it has received an unsolicited bona fide Acquisition Proposal (that did not result from a breach of Section 5.9) that is a Superior Proposal and such Superior Proposal has not been withdrawn;

(ii)Happy’s board of directors determines in good faith, after consultation with such outside legal counsel, that a failure to accept such Superior Proposal would result in Happy’s board of directors breaching its fiduciary duties to Happy and Happy Shareholders under Applicable Law;

(iii)Happy’s board of directors provides written notice (a “Notice of Happy Recommendation Change”) to HOMB of its receipt of the Superior Proposal and its intent to withdraw the Happy Recommendation on the fifth (5th) Business Day following delivery of such notice, which notice shall specify in reasonable detail the material terms and conditions of the Superior Proposal (it being understood that any amendment (and each successive amendment) to any term of such Acquisition Proposal shall require a new Notice of Recommendation Change, except that, in each such case, the five (5) Business Day period referred to in this clause (iii) and in clauses (iv) and (v) shall be reduced to three (3) Business Days following the giving of each such new Notice of Recommendation Change);

(iv)after providing such Notice of Recommendation Change, Happy shall negotiate in good faith with HOMB (if requested by HOMB) and provide HOMB reasonable opportunity during the subsequent five (5) (or three (3), as applicable) Business Day period(s) to make such adjustments in the terms and conditions of this Agreement as would enable Happy’s board of directors to proceed with the Happy Recommendation; and

(v)Happy’s board of directors, following the final such five (5) (or three (3), as applicable) Business Day period, again determines in good faith, after consultation with such outside legal counsel and such independent financial advisor, that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would violate their fiduciary duties to Happy and the Happy Shareholders under Applicable Law.

2.15Happy Stock Options and Stock Appreciation Rights.

(a)Each Happy Stock Option outstanding at the Effective Time, whether or not then exercisable, shall fully vest and immediately be cancelled and converted into the right to receive that number of whole shares of HOMB Common Stock (determined using the HOMB Share Average Closing Price, together with any cash in lieu of fractional shares) having a value equal to the product of (i) the number of shares of Happy Common Stock subject to the Happy Stock Option, multiplied by (ii) the excess, if any, of (A) the Per Share Merger Consideration Value over (B) the per share exercise price for the applicable Happy Stock Option, less applicable Taxes required to be withheld with respect to such payment.  Any Happy Stock Option that has a per share exercise price that is greater than or equal to Per Share Merger Consideration Value shall be cancelled for no consideration.  Any shares of Happy Common Stock issued upon such exercise between the date of the Agreement and the Effective Time shall be converted at the Effective Time into a right to receive the Merger Consideration, subject to appraisal rights under Applicable Law.

(b)Each share of Happy Bancshares, Inc. Restricted Stock outstanding at the Effective Time shall fully vest and be converted into the right to receive the Merger Consideration.

(c)Each Happy Stock Appreciation Right outstanding at the Effective Time, whether or not then exercisable, shall fully vest and immediately be cancelled and only entitle the holder thereof to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Happy Common Stock subject to the Happy Stock Appreciation Right, multiplied by (ii) the excess, if any, of (A) the Per Share Merger Consideration Value over (B) the per share grant price for the applicable Happy Stock Appreciation Right, less applicable Taxes required to be withheld with respect to such payment.  HOMB shall pay such cash amount to the holder of each such Happy Stock Appreciation Right promptly after the Effective Time.  Any Stock Appreciation Right that has a per share grant price that is greater than or equal to Per Share Merger Consideration Value shall be cancelled for no consideration.

2.16HOMB Shareholders’ Meeting.

(a)HOMB shall take all action necessary in accordance with applicable laws and HOMB’s current Articles of Incorporation and Bylaws to duly give notice of, convene and hold a meeting of its shareholders (the “HOMB Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purpose of obtaining the approval by HOMB shareholders of this Agreement, approval of the issuance of HOMB Common Stock in connection with the

Merger for purposes of Nasdaq Listing Rule 5635 and Arkansas Law and any other matters required to be approved by HOMB’s shareholders in order to carry out the transactions contemplated by this Agreement (the “Requisite HOMB Vote”).  HOMB shall, acting through its board of directors, (i) recommend that the HOMB shareholders approve this Agreement and approve the issuance of HOMB Common Stock in connection with the Merger for purposes of Nasdaq Listing Rule 5635 and Arkansas Law (the “HOMB Board Recommendation”), (ii) include in the Proxy Statement/Prospectus the HOMB Board Recommendation and (iii) use all reasonable best efforts to obtain from its shareholders the HOMB Shareholder Approval with respect to the approval of the matters to be voted on at the HOMB Shareholders’ Meeting.  For purposes of this Agreement, “HOMB Shareholder Approval” shall mean the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding HOMB Common Stock.

(b)Nothing contained in this Agreement shall be deemed to relieve HOMB of its obligation to submit this Agreement to its shareholders to a vote.  Neither HOMB’s board of directors nor any committee thereof shall except as expressly permitted by this Section 2.16, withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Happy or any of Happy’s Subsidiaries, the HOMB Board Recommendation (an “Adverse HOMB Recommendation Change”). Notwithstanding the foregoing, prior to receipt of the Requisite HOMB Vote, the board of directors of HOMB, after consultation with its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to make the HOMB Board Recommendation to its shareholders, HOMB and its Board of Directors may submit this Agreement and the transactions contemplated hereby to its shareholders without recommendation or otherwise make an Adverse HOMB Recommendation Change (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the HOMB and its board of directors, may communicate the basis for its Adverse HOMB Recommendation Change to its shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that neither HOMB nor its board of directors may take any actions under this sentence unless (i) it gives Happy at least five (5) Business Days prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, (ii) during such notice period HOMB and its board of directors and its representatives negotiate in good faith with Happy and its representatives any amendment or modification to this Agreement proposed by such other party and (iii) at the end of such notice period, the HOMB’s board of directors takes into account any amendment or modification to this Agreement proposed in writing by the other party prior to the expiration of such notice period, and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless continue to be more likely than not to result in a violation of its fiduciary duties under applicable law to continue to make the HOMB Board Recommendation.

(c)If on the date of the HOMB Shareholders’ Meeting, HOMB has not received proxies representing a sufficient number of shares of HOMB Common Stock to obtain the HOMB Shareholder Approval, HOMB shall adjourn the HOMB Shareholders’ Meeting until such date as shall be mutually agreed upon by Happy and HOMB, which date shall not be less than five (5) calendar days nor more than ten (10) calendar days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the HOMB Shareholder Approval; provided, however, that HOMB shall only be required to adjourn, delay or postpone the HOMB Shareholders’ Meeting as described above once.

2.17Closing Deliveries by Happy.  At the Closing, Happy and Target Bank shall deliver or cause to be delivered to HOMB:

(a)a certificate of the Secretary of Happy, dated as of the Closing Date, certifying to: (i) the Governing Documents of Happy; (ii) resolutions of the board of directors of Happy approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of Happy executing this Agreement and any other certificate or document delivered by Happy in connection with this Agreement; and (iv) action by Happy Shareholders holding the requisite voting power under its Governing Documents and Applicable Law approving the Merger and the execution, delivery and performance of this Agreement;

(b)certificates of Happy and Target Bank, dated as of the Closing Date and signed by a duly authorized officer of Happy or Target Bank, as the case may be, certifying that each of the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied;

(c)a statement from Happy, dated as of the Closing Date, pursuant to Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations, certifying that interests in Happy are not “U.S. real property interests” and that Happy is not a “U.S. real property holding corporation,” together with a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), provided that HOMB’s sole remedy for any failure of Happy to deliver such statement and notice shall be to withhold in accordance with Section 2.9(h) from the consideration payable pursuant to this Agreement;

(d)resignations effective as of the Effective Time of the officers and directors of Happy and Target Bank; and

(e)such other documents as HOMB reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

2.18Closing Deliveries by HOMB.  At the Closing, HOMB and Centennial shall deliver or cause to be delivered to Happy:

(a)evidence reasonably satisfactory to Happy of the issuance and payment of the Merger Consideration to the Exchange Agent;

(b)a certificate of the Secretary of HOMB, dated as of the Closing Date, certifying the: (i) Governing Documents of HOMB; (ii) resolutions of the board of directors of HOMB approving the Merger and the execution, delivery and performance of this Agreement; (iii) incumbency and signatures of the officers of HOMB executing this

Agreement and any other certificate or document delivered by HOMB in connection with this Agreement; and (iv) receipt of the Requisite HOMB Vote;

(c)certificates of HOMB and Centennial, dated as of the Closing Date and signed by a duly authorized officer of HOMB or Centennial, as the case may be, that each of the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied; and

(d)such other documents as Happy reasonably deems necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HAPPY

Except as disclosed in the disclosure schedule delivered by Happy to HOMB concurrently herewith (the “Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Happy that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Happy, and (c) any disclosures made with respect to a Section of ARTICLE III shall be deemed to qualify (1) any other Section of ARTICLE III specifically referenced or cross-referenced and (2) other Sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, Happy and Target Bank hereby represent and warrant to HOMB as follows:

3.1Organization.

(a)Happy is a Texas corporation (i) duly organized, validly existing and in good standing under the laws of the State of Texas, (ii) with all requisite power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Happy.  True, complete and correct copies of the Governing Documents of Happy, as in effect as of the date of this Agreement, have previously been made available to the HOMB.  Happy is not in violation of any of the provisions of its Governing Documents.

(b)Each Subsidiary of Happy that is set forth on Section 3.1(c) of the Disclosure Schedule is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization, or formation, as applicable, (ii) with all requisite power and authority to own, lease, and operate its assets and to carry on its business as presently conducted, and (iii) duly qualified or licensed and in good standing in each jurisdiction in which the nature of its activities or the character of the assets and properties it owns, leases, or operates make such qualification or license necessary, except in such cases where the lack of said qualification or license has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Happy.  True, complete and correct copies of the Governing Documents of each Subsidiary of Happy, as in effect as of the date of this Agreement, have previously been made available to the HOMB.  No Subsidiary of Happy is in violation of any of the provisions of its respective Governing Documents.

(c)Section 3.1(c) of the Disclosure Schedule sets forth a true and complete list of each Subsidiary of Happy, its place of formation and the percentage ownership of such Subsidiary owned by Happy. Other than as set forth on Section 3.1(c) of the Disclosure Schedule, there are no corporations, partnerships, limited liability companies, associations or other entities in which Happy owns, directly or indirectly, any equity or other interest.  All outstanding shares or ownership interests of Happy’s Subsidiaries are validly issued, fully paid and nonassessable and owned by Happy free and clear of any Liens, including any restrictions on the right to vote, sell, or otherwise dispose of such shares or ownership interests, except for Permitted Liens.

3.2Authority; Binding Nature.

(a)Happy has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Happy of this Agreement and the consummation by Happy of the transactions contemplated by this Agreement have been duly and validly approved by the board of directors of Happy.  Subject to the Happy Shareholders’ approval as contemplated by Sections 2.13 and 6.2(c), no other corporate proceedings on the part of Happy are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Happy and constitutes (in each case assuming due authorization, execution and delivery by HOMB and Centennial, as applicable) the legal, valid and binding obligations of Happy enforceable against Happy in accordance with its terms, except as such enforceability may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)Happy has taken all reasonable actions by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Texas to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement.  Happy has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

3.3No Conflicts.  The execution, delivery and performance of this Agreement by Happy and the consummation of the transactions contemplated hereby by Happy and its Subsidiaries, including the Merger, do not and will not (a) conflict with, or result in a breach or violation of or default under, any terms or conditions of the Governing Documents of Happy or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to Happy or any of its Subsidiaries, (y) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to, any Happy Material Contract, or (z) result in the creation or imposition of any Lien on any of the assets of Happy or its Subsidiaries.

3.4Consents and Approvals.  Other than (i) the Regulatory Approvals, (ii) the approval by Happy Shareholders of the Merger and the execution, delivery and performance of this Agreement, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Section 3.4 of the Disclosure Schedule, no consents, approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of Happy or any of its Subsidiaries are required in connection with the execution, delivery and performance by Happy of this Agreement and the consummation of the transactions contemplated hereby.

3.5Regulatory Matters.  Happy and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2021 with, as applicable, (i) the Federal Reserve Board; (ii) the FDIC; (iii) the TDB and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “Happy Regulatory Agencies”) and (v) any other applicable Governmental Authority and have paid all applicable fees, premiums and assessments due and payable thereto.  Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Since January 1, 2021, neither Happy nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any Happy Regulatory Agency or other Governmental Authority of any kind or has adopted any board resolutions at the request or suggestion of any Happy Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, relates to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “Happy Regulatory Agreement”), nor has Happy or any of its Subsidiaries been advised since January 1, 2021 by any Happy Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Happy Regulatory Agreement.  Except as set forth on Section 3.5 of the Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any Happy Regulatory Agency or other Governmental Authority relating to Happy or any of its Subsidiaries, and Happy is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i). Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding into the business or operations of Happy since January 1, 2021.

3.6Capitalization.

(a)The authorized capital stock of Happy consists only of (i) 50,000,000 shares of Happy Common Stock, $1.00 par value, of which 19,423,411 are issued and outstanding as of the date of this Agreement (which number includes all unvested Happy Restricted Stock), and (ii) 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding as of the date of this Agreement.  The above issued and outstanding shares of Happy Common Stock constitute all of the issued and outstanding capital stock of Happy as of the date of this Agreement, and have been duly authorized, validly issued, and are fully paid and nonassessable.  None of the shares of Happy Common Stock have been issued or disposed of in violation of any preemptive rights of any Person.  As of the date of this Agreement, 448,211 Happy Stock Options were outstanding.  Happy has furnished or otherwise made available to HOMB a true, complete copy of the Happy Incentive Plans, and Section 3.6(a) of the Disclosure Schedule sets forth a complete and correct list of all holders of Happy Stock Options, Happy Restricted Stock and Happy Stock Appreciation Rights outstanding under the Happy Incentive Plans as of the date hereof identifying the number of shares of Happy Common Stock subject to awards of Happy Stock Options, Happy Restricted Stock and Happy Stock Appreciation Rights held by each holder thereof, the exercise or grant price or prices of such Happy Stock Options or Happy Stock Appreciation Rights, and the date on which each award of Happy Stock Option, Happy Restricted Stock or Happy Stock Appreciation Right was granted, vests or becomes exercisable (as applicable), and expires (if applicable). Except as disclosed in Section 3.6(a) of the Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Happy or any of its Subsidiaries are issued or outstanding.

(b)Except as disclosed in Section 3.6(b) of the Disclosure Schedule, there are no outstanding (i) rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating Happy or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of Happy or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of Happy or its Subsidiaries, (ii) contractual obligations of Happy or any of its Affiliates, or rights of a Person, to repurchase, redeem or otherwise acquire any shares of capital stock of Happy or its Subsidiaries, or (iii) proxies, voting agreements (except for the Voting and Support Agreements), voting trusts, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, shareholder agreements or other rights, understandings or arrangements regarding the voting or disposition of the shares of Happy Common Stock or capital stock of its Subsidiaries.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by Happy or any of its Subsidiaries and are outstanding.  As of the date of this Agreement, the total amount payable upon exercise of all of the Happy Stock Appreciation Rights outstanding is, in all material respects, equal to or less than the amount accrued therefor on Happy’s Interim Financial Statements; provided, that the Happy Stock Appreciation Rights are exercised in accordance with the past practices of Happy.

(c)No Subsidiary of Happy owns any capital stock of Happy except for shares held in a fiduciary capacity or in respect of a debt previously contracted.

3.7Deposits.  The deposit accounts of Target Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.  No proceedings for the revocation or termination of such deposit insurance are pending or, to Happy’s Knowledge, threatened.

3.8Stock Issuances and Repurchases. All shares of Happy Common Stock have been issued in compliance with all applicable federal and state securities laws and regulations or exemptions therefrom.  All repurchases of Happy Common Stock have been conducted in accordance with Happy’s Governing Documents, the Texas Business Organizations Code and applicable federal and state securities laws and regulations.  All issuances and repurchases of Happy Common Stock have been issued in material compliance with all federal and state securities laws.

3.9Financial Statements.

(a)Section 3.9 of the Disclosure Schedule contains true and complete copies of the audited consolidated financial statements of Happy and its Subsidiaries for the year ended December 31, 2020 (the “Audited Financial Statements”), the unaudited consolidated financial statements of Happy and its Subsidiaries for the six (6) months ended June 30, 2021 and the unaudited financial statements of Happy and Target Bank for the eight (8) months ended August 31, 2021 (the “Interim Financial Statements” and, together with the Audited Financial Statements, “Happy’s Financial Statements”).  Happy’s Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Happy and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Happy and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of the Interim Financial Statements to recurring year-end audit adjustments normal in nature and amount and subject to the fact that the eight (8) months of financials ended August 31, 2021 are not consolidated and are for Happy and Target Bank only), (iii) complied as to form, in all material respects, with applicable accounting requirements and with the published rules and regulations of the Federal Reserve with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Happy and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Happy that it intends to resign) or been dismissed as independent public accountants of Happy as a result of or in connection with any disagreements with Happy on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Neither Happy nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due) in any material respect, except for (i) those liabilities or obligations that are reflected or reserved against on the consolidated balance sheet of the Audited Financial Statements for the year ended on the Balance Sheet Date (including any notes thereto), (ii) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date and shown on the consolidated balance sheet of the Interim Financial Statements, or (iii) liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of Happy and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Happy or its Subsidiaries or accountants (including all means of access thereto and therefrom). Happy (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Happy, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Happy by others within those entities as appropriate, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Happy’s outside auditors and the audit committee of Happy’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Happy’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Happy’s internal controls over financial reporting.

3.10Ordinary Course; Lack of Material Adverse Change.  Except as listed on Section 3.10 of the Disclosure Schedule, from the Balance Sheet Date, except as otherwise specifically provided by this Agreement, Happy and its Subsidiaries have operated in all material respects in the ordinary course of business consistent with past practice, and there has not been (i) any Material Adverse Change in Happy; (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change in Happy or (iii) action taken by Happy or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required HOMB’s consent if Happy had been subject to Section 5.1 hereof at such time.

3.11Reorganization.  Neither Happy nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger or the Second-Step Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.12Taxes.

(a)(i) All income and other material Tax Returns that were or are required to be filed on or before the Closing Date by Happy or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; and (ii) all income and other material Taxes due and owing by Happy or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date. Neither Happy nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than its 2020 federal corporate income tax return and 2020 Texas franchise tax return.

(b)No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Happy or any of its Subsidiaries.  Neither Happy nor its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where Happy or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Happy or any of its Subsidiaries or regarding the assets of Happy or any of its Subsidiaries.  Section 3.12(b) of the Disclosure Schedule lists all federal and state Tax Returns filed by Happy and each of its Subsidiaries for taxable periods ended on or after December 31, 2019, indicating those that have been audited and those that are currently the subject of audit, and all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by Happy or any of its Subsidiaries with respect to those taxable periods.

(c)There are no Liens on Happy’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(d)Neither Happy nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e)Happy and its Subsidiaries have materially withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

(f)Neither Happy nor any of its Subsidiaries is (or has been) a party to or bound by any Tax allocation, sharing, or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Happy and its Subsidiaries). Neither Happy nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Happy); or (B) has any liability for Taxes of any Person (other than Happy or any of its Subsidiaries) under Treasury Regulations Section 1.1502-

6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract (other than contracts entered into in the ordinary course of business, the primary subject matter of which is not Taxes), or otherwise by operation of Law.

(g)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Happy or any Subsidiary is a party and that could be treated as a partnership for U.S. federal income Tax purposes.

(h)Neither Happy nor any Subsidiary has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where Happy or any Subsidiary does not file Tax Returns that Happy (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j)Neither Happy nor any Subsidiary has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)Neither Happy nor any Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)Neither Happy nor any Subsidiary has engaged in any “reportable transaction” or “listed transaction” under Section 6707A of the Code or Section 1.6011-4(b) of the Treasury Regulations.

(m)Neither Happy nor any of its Subsidiaries has requested or obtained a private letter ruling or closing agreements from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(n)Happy and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(o)Except as listed on Section 3.12(o) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to give rise directly or indirectly to any “excess parachute payment” within in the meaning of Section 280G(b)(1) of the Code.

(p)Neither Happy nor any Subsidiary has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(q)The unpaid Taxes of Happy and each Subsidiary (a) did not, as of the Balance Sheet Date, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in Happy’s Financial Statements and (b) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Happy and each Subsidiary in filing its Tax Returns.  Since the Balance Sheet Date, neither Happy nor any Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(r)Happy has provided or otherwise made available to HOMB all of Happy’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to Happy or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date.

3.13Title to Assets; Real Property.

(a)Happy or one of its Subsidiaries has good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected in either the balance sheet contained in the Audited Financial Statements or the Interim Financial Statements (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business or been terminated as provided in Section 5.1(xix) of the Disclosure Schedule), as being owned or leased, as applicable, free and clear of any and all Liens other than Permitted Liens.  All properties and assets of Happy and its Subsidiaries are in good operating condition and repair, ordinary wear and tear and commercially reasonable deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to materially impair the use thereof in the operation of the business of Happy or any of its Subsidiaries.

(b)Section 3.13(b) of the Disclosure Schedule contains a true and complete list of all real property owned or leased by Happy as of the date of this Agreement, identifying the real property as leased or owned.  Happy is in possession of all real property leased to it, as set forth in Section 3.13(b) of the Disclosure Schedule, and each such lease is valid without default thereunder by the lessee and has not been assigned or subleased by Happy unless so indicated in Section 3.13(b) of the Disclosure Schedule.  The real property listed in Section 3.13(b) of the Disclosure Schedule is in material compliance with all applicable zoning laws and building codes and all applicable health and safety related requirements.

There are no pending or, to Happy’s Knowledge, threatened material condemnation proceedings against the real property listed in Section 3.13(b) of the Disclosure Schedule.

(c)Neither Happy nor any of its Subsidiaries owns any real property, except (i) real property acquired through foreclosure or deed in lieu of foreclosure and (ii) real property used for its headquarters, branches or banking operations.

3.14Litigation; Orders.

(a)Except as set forth on Section 3.14(a) of the Disclosure Schedule, there is no material Proceeding pending or, to Happy’s Knowledge, threatened either (i) against Happy or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(b)There is no material Order either (i) outstanding against Happy or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(c)To Happy’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against Happy or any of its Subsidiaries.

3.15Compliance.

(a)Since January 1, 2021, Happy and each of its Subsidiaries are and have been in material compliance with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Happy and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b)Neither Happy nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) any material Permit which it holds. No event has occurred or circumstance exists that will (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or materially and adversely modify any material Permit.

(c)Happy has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to HOMB.  Such policies comply in all material respects with the requirements of any Laws applicable thereto.

3.16Loans.

(a)Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by Happy and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by Happy or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, Happy or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to Happy’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  None of the rights or remedies under the documentation relating to the Loans has in any material respect been amended, modified, waived, subordinated or otherwise altered by Happy, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to HOMB and was entered into by Happy in good faith and in its ordinary course of business.  For purposes of this Section 3.16(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)Section 3.16(b) of the Disclosure Schedule sets forth a complete and correct list of all Loans (together with the principal amount on each such Loan and the identity of the obligor thereunder) that, as of the Balance Sheet Date (i) have a balance exceeding $250,000, and (ii) are (x) contractually past due 90 days or more in the payment of principal and/or interest, (y)  on nonaccrual status or (z) classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import).

(c)Section 3.16(c) of the Disclosure Schedule sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by Happy or its Subsidiaries as of the Balance Sheet Date, including the book value thereof.  True, correct and complete copies of the currently effective lending policies and practices of Happy and each of its Subsidiaries have been made available to HOMB.

(d)(i) Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, in each case in all material respects, Happy’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) in all material respects and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects, and (ii) Happy and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(e)Except as set forth on Section 3.16(e) of the Disclosure Schedule none of the agreements pursuant to which Happy or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of Happy or its Subsidiaries, as applicable.

(f)As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to Happy’s Knowledge, will remain in full force and effect following the Closing Date, in each case, without any further action by Happy or any of its Subsidiaries subject to the fulfillment of their obligations under the Small Business Administration Agreement that arise after the date hereof.

(g)Section 3.16(g) of the Disclosure Schedule sets forth a complete and correct list of all Loans by Happy and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Happy or any of its Subsidiaries.  There are no Loans to any employee, officer, director or other Affiliate of Happy on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement.  All such Loans are and were made in compliance in all material respects with all Applicable Laws.  Each Loan disclosed on Section 3.16(g) of the Disclosure Schedule has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.17CRA Compliance.  Happy is Well-Capitalized and most recent examination rating under the Federal Community Reinvestment Act, as amended, and the regulations promulgated thereunder (“CRA”), was “satisfactory” or better.  To Happy’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Happy to receive any notice of non-compliance with such provisions of the CRA or cause Happy’s CRA rating to decrease below the “satisfactory” level.

3.18Investment Portfolio.  All investment securities held by Happy or its Subsidiaries, as reflected in the Happy Financial Statements, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the Happy Regulatory Agencies. Each of Happy and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Happy Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Happy or its Subsidiaries.

3.19Interest Rate Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Happy, any of its Subsidiaries or for the account of a customer of Happy or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Happy or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies, and are in full force and effect. Happy and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Happy’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.20Intellectual Property.  Happy and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. To Happy’s Knowledge, the use of any Intellectual Property by Happy and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person in any material respect and is in accordance in all material respects with any applicable license pursuant to which Happy or any Happy Subsidiary acquired the right to use any Intellectual Property, and no person has asserted in writing to Happy that Happy or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person.  To Happy’s Knowledge and except as set forth on Section 3.20 of the Disclosure Schedules, no person is challenging, infringing on or otherwise violating any right of Happy or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Happy or its Subsidiaries. Neither Happy nor any Happy Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Happy or any Happy Subsidiary, and Happy and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Happy and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21Environmental Matters.

(a)Except as set forth on Section 3.21 of the Disclosure Schedule, (i) no notice, notification, demand, request for information, citation, summons or order has been received by Happy or any of its Subsidiaries, no complaint has been filed against Happy or any of its Subsidiaries, no penalty has been assessed against Happy or any of its Subsidiaries, and no investigation, action, claim or suit is pending or, to Happy’s Knowledge, is threatened against Happy or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) Happy, each of its Subsidiaries and the Happy Real Property are in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iii) neither Happy nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; (iv) neither Happy nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and (v) neither Happy nor any of its Subsidiaries have assumed by contract or by operation of law a claim or suit related to a violation of any Environmental Law or any obligation to investigate and/or remediate Hazardous Substances.

(b)To Happy’s Knowledge, (i) there has been no release of any Hazardous Substance by Happy or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any unpaid remedial obligation, corrective action requirement or liability under applicable Environmental Laws, (ii) there are no underground storage tanks used for storage of Hazardous Substance which were or are located on or below the surfaces of properties owned or operated by Happy, and (iii) no part of the properties owned or operated by Happy contains asbestos in friable condition.

(c)To Happy’s Knowledge, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Happy or any of its Subsidiaries, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amounts or conditions that has resulted in or would reasonably be expected to result in liability to Happy or any of its Subsidiaries under any Environmental Law.

(d)Happy has made available to HOMB all assessments, reports, data, audits and other material information in possession of Happy or to which it has reasonable access regarding the presence or release of Hazardous Substances or compliance with Environmental Laws related to properties it owns or operates.

3.22Material Contracts.  Except for the Contracts set forth on Section 3.22 of the Disclosure Schedule, as of the date of this Agreement, neither Happy nor any of its Subsidiaries, nor any of their respective assets, properties, businesses or operations is a party to, bound or affected by, or receives benefits under any Happy Material Contract.  All Happy Material Contracts are valid and binding agreements of Happy or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws, rules or regulations affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither Happy nor its Subsidiaries is in material violation or breach of or material default under any Happy Material Contract.  To Happy’s Knowledge, no third party is in violation or breach of or default under any Happy Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

3.23Employee Benefit Matters.

(a)Section 3.23(a) of the Disclosure Schedule sets forth a true and complete list of each Happy Employee Benefit Plan.  Only employees and directors and former employees and directors (and their eligible dependents) of Happy and its Subsidiaries participate in the Happy Employee Benefit Plans.  Neither Happy nor any of its Subsidiaries has been notified that any Happy Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.  At least thirty (30) days prior to the Effective Time, Happy shall cause to be provided a complete and correct list of the names of the participants in each of the Happy Employment Benefit Plans.

(b)With respect to each Happy Employee Benefit Plan, complete and correct copies of the following documents have been made available to HOMB: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Happy Employee Benefit Plan and, in the case of any Happy Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Happy Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any Happy Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c)Each Happy Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit

Plan:  (i) no Proceedings are pending, or to Happy’s Knowledge, threatened; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Happy Employee Benefit Plan or any Contract relating thereto have been made; (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)With respect to each Happy Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which Happy is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to Happy’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e)Happy has complied in all material respects with the minimum essential coverage and minimum value requirements of the Affordable Care Act.  Neither Happy nor its ERISA Affiliates have any existing or potential liability relating to employer mandate penalties under Code Section 4980H.

(f)No Happy Employee Benefit Plan is designed to provide benefits for employees whose primary work location is in a jurisdiction outside the United States.

(g)Except as set forth in Section 3.23(g) of the Disclosure Schedule neither Happy nor any Happy Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA.

(h)Happy has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance.  No event or condition exists with respect to any Happy Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.

(i)No Happy Employee Benefit Plan is, and neither Happy nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.  No Happy Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither Happy nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.  None of the Happy Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40).  No Happy Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither Happy nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan.

(j)Section 3.23(j) of the Disclosure Schedule sets forth a complete list of all severance and termination benefits with respect to which Happy or any of its Subsidiaries has or will have any liability, under any Happy Employee Benefit Plan or other employment agreement, noncompetition or severance agreement, program, practice, or arrangement and the amount of any required payments thereunder due upon Closing, upon termination of employment or both (each, an “Employment Payment”).

(k)Except as set forth on Section 3.23(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could (whether alone or in conjunction with any other event) (i) require the funding (whether on a formal or informal basis) of the benefits under any Happy Employee Benefit Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by Happy or any of its Subsidiaries under any Happy Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation, equity award or other benefit under any Happy Employee Benefit Plan.

(l)No participants in any Happy Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(m)Except as set forth on Section 3.23(m) of the Disclosure Schedule neither Happy nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).  Each Happy Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

(n)Section 3.23(n) of the Disclosure Schedules sets forth a true and complete list of all participants in the Salary Continuation Plan, their benefit commencement date, and their normal retirement benefit.

(o)Section 3.23(o) of the Disclosure Schedules sets forth a true and complete list of all participants in the Endorsement Split-Dollar Life Insurance Plan. For each such participant, Happy has provided (or will provide or will cause to be provided prior to Closing) a copy of each of the underlying policies and the beneficiary designation(s), if any, related thereto.  For each underlying policy: (i) Happy is the sole owner; (ii) Happy retains the right to the entire cash value; and (iii) the policy is transferable to HOMB. The Endorsement Split-Dollar Life Insurance Plan is taxed under the economic benefit regime of 26 CFR 1.61-22.

3.24Labor Relations (Employment Matters).

(a)There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to Happy’s Knowledge, threatened against or affecting Happy or any of its Subsidiaries.  Neither Happy nor any of its Subsidiaries is a party to any collective bargaining agreements or similar labor agreements and to Happy’s Knowledge there are no organizing efforts by any union or other group seeking to represent any employees of Happy or any of its Subsidiaries.

(b)Happy and each of its Subsidiaries is, and during the past three (3) years has at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health. Neither Happy nor any of its Subsidiaries is engaged in any unfair labor practices defined in the National Labor Relations Act or other Applicable Law.

(c)Neither Happy nor any of its Subsidiaries has received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to Happy and its Subsidiaries and, to Happy’s Knowledge, no such investigation is in progress.

(d)Section 3.24(d) of the Disclosure Schedule sets forth a complete and accurate list of all non-solicitation agreements (with regard to customers or employees) and non-competition agreements currently existing between current employees of Happy and Happy or any of its subsidiaries.

(e)Since the Balance Sheet Date, Happy has not effectuated a “mass layoff” or “plant closing” as defined in the WARN Act affecting any site of employment or facility of Happy or its Subsidiaries.

(f)Except as set forth on Section 3.24(f) of the Disclosure Schedule, Happy is not a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(g)Other than accrued payroll expense not yet paid, Happy and each of its Subsidiaries have made all required payments due to employees.  Happy and each of its Subsidiaries have made all required payments due to their respective unemployment compensation reserve accounts with the appropriate federal, state and local governments (and all agencies thereof) of the jurisdictions where either Happy or the respective Subsidiary is required to maintain such accounts.

3.25Related Party Transactions.  Except as set forth on Section 3.25 of the Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Happy or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Happy or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Happy Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Happy) on the other hand, except those of a type available to employees of Happy or its Subsidiaries generally.

3.26Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Happy, each of Happy and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of Happy reasonably has determined to be prudent with respect to their businesses, properties and assets.  All insurance policies with respect to the business and assets of Happy are in full force and effect, all premiums due and payable thereon have been paid, Happy and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion.  To Happy’s Knowledge, there is no claim pending under any such policies with respect to Happy or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

3.27Trust Business; Administration of Fiduciary and Custodial Accounts.  Target Bank (a) has been duly appointed to all fiduciary, custodial, or representative capacities it holds with respect to the Trust Business and all such appointments are currently in effect; and (b) has all Regulatory Approvals or other consents, approvals, authorizations or other actions by all applicable Governmental Authorities for the conduct of its Trust Business.  Target Bank has conducted the Trust Business and properly administered all client accounts for the Trust Business, including without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator, investment advisor, or other similar capacity, in accordance, in all material respects, with the terms of the governing documents of Target Bank, the GoldStar Policies, and all Applicable Laws and Orders and prudent risk management practices. None of Target Bank, its directors or the officer or employees of the Target Bank has committed any breach of trust with respect to any client account or the records for such client account.

3.28Brokers.  Except for Stephens Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Happy.

3.29Happy Information.  True and complete copies of all documents listed in the Disclosure Schedule have been made available or provided to HOMB.  Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in Happy’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of Happy and each of its Subsidiaries, all of which have been made available to HOMB, are complete and correct in all material respects.

3.30Information Supplied.  None of the information supplied or to be supplied by Happy for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Happy Shareholders or at the time of the Happy Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Happy incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Happy with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of HOMB or its Subsidiaries for inclusion in the Proxy Statement/Prospectus or the Registration Statement.

3.31Fairness Opinion.  The Board of Directors of Happy has received the opinion of Stephens Inc., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the Happy Shareholders.

3.32No Other Representations or Warranties. Except for the representations and warranties made by Happy in this Agreement, neither Happy nor any other person makes any express or implied representation or warranty with respect to Happy, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Happy hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HOMB

Except as disclosed in the disclosure schedule delivered by HOMB to Happy concurrently herewith (the “HOMB Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the HOMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HOMB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on HOMB and (c) any disclosures made with respect to a Section of ARTICLE IV shall be deemed to qualify (1) any other Section of ARTICLE IV specifically referenced or cross-referenced and (2) other Sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections, HOMB and Centennial hereby represent and warrant to Happy as follows:

4.1Organization.

(a)HOMB is an Arkansas corporation (i) duly organized, validly existing and in good standing under the Laws of the State of Arkansas (ii) which is a bank holding company duly registered under the BHC Act, (iii) with all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted.  HOMB is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HOMB. True, complete and correct copies of the Governing Documents of HOMB, as in effect as of the date of this Agreement, have previously been made available to Happy.

(b)Each Subsidiary of HOMB is (i) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, (ii) with all requisite power and authority to own and operate its properties and to carry on its business as presently conducted, and (iii) duly qualified in good standing in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except in such cases where the lack of said authorization or qualification has not had and would not reasonably be expected to have a Material Adverse Effect on HOMB.

4.2Authority; Binding Nature.  Each of HOMB and, to the extent applicable, its Subsidiaries has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby has been duly authorized by all necessary action on the part of each of HOMB and, to the extent applicable, its Subsidiaries and no other corporate proceedings on the part of HOMB or such Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by HOMB and Centennial and constitutes (in each case assuming due authorization, execution and delivery by Happy) the legal, valid and binding obligations of HOMB and Centennial enforceable against HOMB and Centennial, as applicable, in accordance with its terms, subject to the effect of any applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.3No Conflicts.  The execution, delivery and performance of this Agreement by HOMB and Centennial, and the consummation of the transactions contemplated hereby by HOMB and its Subsidiaries, including the Merger,  do not and will not (a) conflict with, or result in a breach of or default under, any terms or conditions of the Governing Documents of HOMB or any of its Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) conflict with or violate in any material respect any Applicable Law as to HOMB or any of its Subsidiaries, (y) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any Contract set forth on the “Exhibit Index” included in HOMB’s Form 10-K for the year ended December 31, 2020 or the HOMB SEC filings subsequently filed, or (z) result in the creation or imposition of any Lien on any of the assets of HOMB or any of its Subsidiaries.

4.4Consents and Approvals.  Other than (i) the Regulatory Approvals, (ii) the Requisite HOMB Vote, and (iii) such other filings, authorizations, consents, notices or approvals as may be set forth on Section 4.4 of the HOMB Disclosure Schedule, no consents,  approvals, authorizations or other actions by, or filings with or notifications to, any Person or any Governmental Authority on the part of HOMB or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement by HOMB and Centennial  and the consummation of the transactions contemplated hereby.

4.5Regulatory Matters.  HOMB and each of its Subsidiaries has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2021 with, as applicable, (i) the

Federal Reserve Board; (ii) the FDIC; (iii) the ASBD and any predecessor agency; (iv) any other applicable bank regulatory agencies (collectively, “HOMB Regulatory Agencies” and, together with Happy Regulatory Agencies, the “Regulatory Agencies”) and (v) any other applicable Governmental Authority and has paid all applicable fees, premiums and assessments due and payable thereto.  Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law.  Since January 1, 2021, neither HOMB, Centennial nor any of their Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or has been ordered to pay any civil money penalty by or at the request of, any HOMB Regulatory Agency or other Governmental Authority of any kind, or has adopted any board resolutions at the request or suggestion of any HOMB Regulatory Agency or other Governmental Authority that currently restricts in any material respect the conduct of its business, imposes any material requirements or procedures, relates to its credit or risk management policies or activities pursuant to such credit or risk management policies, including Anti-money Laundering and Bank Secrecy Act requirements or in any material manner relates to its capital adequacy, its ability to pay dividends or its management (each, a “HOMB Regulatory Agreement”), nor has HOMB, Centennial or any of their Subsidiaries been advised since January 1, 2021 by any HOMB Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such HOMB Regulatory Agreement.  Except as set forth on Section 4.5 of the HOMB Disclosure Schedule, there is no material unresolved written violation, criticism, comment or exception by any HOMB Regulatory Agency or other Governmental Authority relating to HOMB, Centennial or any of their Subsidiaries, and HOMB is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).  Except for normal examinations conducted by Governmental Authorities in the regular course of business, no Governmental Authority has initiated any investigation or proceeding into the business or operations of HOMB or Centennial since January 1, 2021. HOMB is not aware of any reason why it or any of its Subsidiaries would not receive all required Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition as described in the proviso to Section 5.3(a)(i).

4.6Capitalization.

(a)As of the date of this Agreement (the “HOMB Capitalization Date”) the authorized capital stock of HOMB consists of (i) 200,000,000 shares of HOMB Common Stock, and (ii) 5,500,000 shares of preferred stock par value $0.01 per share.  As of the HOMB Capitalization Date, there are 164,084,498 shares of HOMB Common Stock outstanding (which number includes (i) 1,321,978 shares of HOMB Common Stock subject to outstanding awards of restricted HOMB Common Stock granted by HOMB, (ii) no shares of HOMB Common Stock held in treasury, and (iii) 3,040,349 shares of HOMB Common Stock subject to and reserved for issuance upon the exercise of outstanding stock options to purchase shares of HOMB Common Stock granted by HOMB), and no other shares of capital stock or other voting securities or equity interests of HOMB are issued, reserved for issuance or outstanding. The above shares constitute all of the issued and outstanding HOMB Common Stock as of the HOMB Capitalization Date.  All of the issued and outstanding shares of HOMB Common Stock and shares of HOMB’s preferred stock have been duly authorized, validly issued and are fully paid and nonassessable.  None of such shares have been issued or disposed of in violation of any preemptive rights of any Person.  The HOMB Common Stock to be issued in exchange for Happy Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive rights.  As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued HOMB Common Stock to enable HOMB to issue the Merger Consideration as contemplated in this Agreement.

(b)All of the issued and outstanding shares of capital stock of Centennial are, on the date of this Agreement, and on the Closing Date will be, held by HOMB.

(c)Except as disclosed in Section 4.6(c) of the HOMB Disclosure Schedule, as of the HOMB Capitalization Date, there are no outstanding rights, plans, options, warrants, calls, conversion rights or any agreements, arrangements or commitments of any kind or character (either firm or conditional) obligating HOMB or any of its Affiliates to issue, deliver or sell, or cause to be delivered or sold, any capital stock of HOMB or its Subsidiaries, or any securities exchangeable for or convertible into the capital stock of HOMB or its Subsidiaries.  As of the HOMB Capitalization Date, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock may vote have been issued by HOMB and are outstanding.

4.7Deposits.  The deposit accounts of Centennial are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid.  No proceedings for the revocation or termination of such deposit insurance are pending or, to HOMB’s Knowledge, threatened.

4.8HOMB SEC Filings.  HOMB has filed (or furnished) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished) with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2021 (collectively, the “HOMB SEC Filings”).  Each HOMB SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9Financial Statements.

(a)The financial statements of HOMB and its Subsidiaries included (or incorporated by reference) in the HOMB SEC Filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HOMB and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of HOMB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto (the “HOMB’s Financial Statements”). As of the date hereof, the books and records of HOMB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed HOMB or indicated it intends to resign) or been dismissed as independent public accountants of HOMB as a result of or in connection with any disagreements with HOMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)Except as would not reasonably be expected to be, individually or in the aggregate, material to HOMB and its Subsidiaries, taken as a whole, neither HOMB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of HOMB included in its Annual Report on Form 10-K for the fiscal year ended the Balance Sheet Date (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since the Balance Sheet Date or (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

(c)The records, systems, controls, data and information of HOMB and its Subsidiaries are in all material respects recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HOMB or its Subsidiaries or accountants (including all means of access thereto and therefrom). HOMB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to HOMB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HOMB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HOMB’s outside auditors and the audit committee of HOMB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect HOMB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in HOMB’s internal controls over financial reporting. There is no reason to believe that HOMB’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

4.10Ordinary Course; Lack of Material Adverse Change.  From the Balance Sheet Date, except as reflected in the HOMB SEC Filings or Section 4.10 of the HOMB Disclosure Schedule, or as contemplated by this Agreement, there has not been (i) any Material Adverse Change in HOMB, (ii) any fact, effect, event, change occurrence or circumstance that would reasonably be expected to have a Material Adverse Change in HOMB or (iii) any action taken by HOMB or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Happy’s consent if HOMB had been subject to Section 5.2 at such time.

4.11Reorganization.  Neither HOMB nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that would reasonably be expected to prevent the Merger or the Second-Step Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12Litigation; Orders.

(a)There is no material Proceeding pending or, to HOMB’s Knowledge, threatened either (i) against HOMB or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)There is no material Order either (i) outstanding against HOMB, Centennial or any of their Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

(c)To HOMB’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against HOMB, Centennial or any of their Subsidiaries.

4.13Compliance.

(a)HOMB and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and

Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  HOMB and each of its Subsidiaries have all Permits of, and have made all required filings, applications and registrations with, all applicable Government Authorities necessary to permit it to carry on its business in all material respects as presently conducted.

(b)Neither HOMB nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its Governing Documents or (ii) any material Permit which it holds. No event has occurred or circumstance exists that will (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of or materially and adversely modify any material Permit.

(c)HOMB has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, and other material policies as may be required by any Applicable Law for itself, Centennial and their Subsidiaries, and a complete and correct copy of each such policy has been made available to Happy.  Such policies comply in all material respects with the requirements of any Laws applicable thereto.

4.14CRA Compliance.  Centennial is Well Capitalized and its most recent examination rating under the CRA, was “satisfactory” or better. To HOMB’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause HOMB or Centennial to receive any notice of non-compliance with such provisions of the CRA or cause HOMB or Centennial’ s CRA rating to decrease below the “satisfactory” level.

4.15Material Contracts.  As of the date of this Agreement, neither HOMB nor any Subsidiary of HOMB is a party to any Contract or amendment thereto that would be required to be, and has not been, filed as an exhibit to HOMB SEC Filings as of the date of this Agreement. With respect to any Contract or amendment thereto required to be filed as an exhibit to a HOMB SEC Filing: (i) the Contract is in full force and effect; (ii) neither HOMB nor any Subsidiary of HOMB is in material violation or breach of or material default thereunder; and (iii) no other party to any such Contract is, to HOMB’s Knowledge as of the date of this Agreement, in violation or breach of or default thereunder.

4.16Brokers.  Except for Piper Sandler & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of HOMB or its Subsidiaries.

4.17Information Supplied.  None of the information supplied or to be supplied by HOMB or its Subsidiaries for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus, on the date it (or any amendment or supplement thereto) is first mailed to the Happy Shareholders or at the time of the Happy Shareholders’ Meeting, (b) the Registration Statement, when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of HOMB incorporated by reference in the Proxy

Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by HOMB with respect to information supplied by Happy for inclusion in the Proxy Statement/Prospectus or the Registration Statement.  The Proxy Statement/Prospectus and Registration Statement will, when filed by HOMB in final form with the SEC, comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

4.18Ownership of Happy Common Stock.  Neither HOMB, nor any of its Subsidiaries, or to HOMB’s Knowledge, any of its other Affiliates or associates, owns beneficially or of record, directly or indirectly, or, except for the Voting and Support Agreements, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Happy Common Stock for its own account.

4.19Related Party Transactions.  Except as set forth in the HOMB SEC Filings, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between HOMB, Centennial or any of their Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HOMB, Centennial or any of their Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding HOMB Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HOMB) on the other hand, except those of a type available to employees of HOMB, Centennial or their Subsidiaries generally.

4.20HOMB Information.  True and complete copies of all documents listed in the HOMB Disclosure Schedule have been made available or provided to Happy.  Except for the minutes and actions related to the process leading to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in HOMB’s corporate minute books, the corporate minute books, the books of account, stock record books and other financial and corporate records of HOMB, Centennial and each of its Subsidiaries are complete and correct in all material respects.

4.21Investment Portfolio.  All investment securities held by HOMB, Centennial or their Subsidiaries, as reflected in the financial statements included in the HOMB SEC Filings, are in all material respects carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by the HOMB Regulatory Agencies. Each of HOMB, Centennial and their Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements  included in the HOMB SEC Filings and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of HOMB, Centennial or their Subsidiaries.

4.22Taxes.

(a)(i) All income and other material Tax Returns that were or are required to be filed on or before the Closing Date by HOMB, Centennial or their Subsidiaries  have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were or will be prepared in substantial compliance with all Applicable Laws; and (ii) all Taxes due and owing by HOMB, Centennial or their Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (Neither HOMB, Centennial nor any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.

(b)No federal, state, local or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to HOMB, Centennial or their Subsidiaries.  Neither HOMB, Centennial nor any of their Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where HOMB, Centennial or their Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against HOMB, Centennial or their Subsidiaries.

(c)There are no Liens on HOMB’s, Centennial’s or any of their Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(d)Neither HOMB, Centennial nor any of their Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)HOMB, Centennial and their Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party.

(f)Neither HOMB, Centennial nor any of their Subsidiaries is (or has been) a party to any Tax allocation or sharing agreement (other than such an agreement or arrangement exclusively between or among HOMB, Centennial and their Subsidiaries). Neither HOMB, Centennial nor any of their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was HOMB); or (B) has any liability for Taxes of any Person (other than HOMB, Centennial or their Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise.

(g)There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which HOMB, Centennial or their Subsidiaries is a party and that could be treated as a partnership for federal income Tax purposes.

(h)No claim has been made in the last five (5) years by a taxing authority in a jurisdiction where HOMB, Centennial or their Subsidiaries does not file Tax Returns that HOMB (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(i)Neither HOMB, Centennial nor any of their Subsidiaries has, in the last five (5) years, distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(j)Neither HOMB, Centennial nor any of their Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)Neither HOMB, Centennial nor any of their Subsidiaries has engaged in any “reportable transaction” or “listed transaction” under Section 6707A of the Code or Section 1.6011-4(b) of the Treasury Regulations.

(l)Neither HOMB, Centennial nor any of their Subsidiaries has obtained a private letter ruling or closing agreements from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(m)HOMB, Centennial and each of their Subsidiaries is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(n)Neither HOMB, Centennial nor any of their Subsidiaries has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date (i) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the transactions contemplated hereby, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(o)The unpaid Taxes of HOMB, Centennial and each of their Subsidiaries (a) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of HOMB’s Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HOMB, Centennial and each of their Subsidiaries in filing its Tax Returns.  Since the Balance Sheet Date, neither HOMB, Centennial nor any of their Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(p)HOMB and Centennial have provided or otherwise made available to Happy all of HOMB’s, Centennial’s and each of their Subsidiaries’ books and records with respect to Tax matters pertinent to HOMB, Centennial and each of their Subsidiaries relating to any Tax periods commencing on or before the Closing Date.

4.23Employee Benefit Matters.

(a)Section 4.23(a) of the HOMB Disclosure Schedule sets forth a true and complete list of each HOMB Employee Benefit Plan.  Only employees and directors and former employees and directors (and their eligible dependents) of HOMB and its Subsidiaries participate in the HOMB Employee Benefit Plans.  Neither HOMB nor any of its Subsidiaries has been notified that any HOMB Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (“DOL”) or other Governmental Authority.

(b)With respect to each HOMB Employee Benefit Plan, complete and correct copies of the following documents have been made available to Happy: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such HOMB Employee Benefit Plan and, in the case of any HOMB Employee Benefit Plan that is not in written form, a written description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years, if applicable; (iv) the most recent IRS determination letter or opinion letter and any pending application with respect to each such HOMB Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; and (v) all material correspondence to and from the IRS, DOL, or any other Governmental Agency within the past three (3) years relating to any Happy Employee Benefit Plan (other than the documentation provided under (iii) and (iv) above).

(c)No HOMB Employee Benefit Plan has been administered in a manner that would be expected to result in material liability to HOMB or Happy with respect to compliance with plan terms or with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act; and, with regard to each Employee Benefit Plan:  (i) no Proceedings are pending, or to HOMB’s Knowledge, threatened; (ii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such HOMB Employee Benefit Plan or any Contract relating thereto have been made; (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been correctly filed or distributed; and (iv) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)With respect to each HOMB Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which HOMB is entitled to rely under IRS pronouncements, no such determination letter, opinion letter or advisory letter has been revoked nor, to HOMB’s Knowledge, has revocation been threatened, and no circumstance exists that would reasonably be expected to result in the loss of such qualification.

(e)HOMB has at all times complied with COBRA in all material respects, and has maintained adequate records to evidence such compliance.  No event or condition exists with respect to any HOMB Employee Benefit Plan that could result in any material tax under Section 4980B of the Code.

(f)No HOMB Employee Benefit Plan is, and neither HOMB nor any Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent, under a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code.  No HOMB Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither HOMB nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any such multiemployer plan.  None of the HOMB Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40).  No HOMB Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither HOMB nor any Affiliate has ever contributed to or had an obligation to contribute to any such plan.

(g)No participants in any HOMB Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(h)Each HOMB Employee Benefit Plan that is a “nonqualified deferred compensation plan” within in the meaning of Section 409A of the Code has been operated in material documentary and operational compliance with Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder.

4.24Loans.

(a)Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by HOMB and its Subsidiaries (collectively, “HOMB Loans”) (i) complies in all material respects with Applicable Laws, (ii) has been made, entered into or acquired by HOMB or one of its Subsidiaries in accordance with customary board of director-approved loan policies, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and correct in all material respects, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, HOMB or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to HOMB’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and

(v) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.  For purposes of this Section 4.24(a), the phrase “enforceable in accordance with its terms” as it relates to a HOMB Loan does not mean that the borrower has the financial ability to repay an HOMB Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)(i) Each outstanding HOMB Loan (including HOMB Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents, in each case in all material respects, HOMB’s underwriting and servicing standards (and, in the case of HOMB Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) in all material respects and with Applicable Laws and applicable requirements of any government-sponsored enterprise program in all material respects, and (ii) HOMB and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any HOMB Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

4.25No Other Representations or Warranties.  Except for the representations and warranties made by HOMB in this Agreement, neither HOMB, Centennial nor any other person makes any express or implied representation or warranty with respect to HOMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HOMB hereby disclaims any such other representations or warranties.

ARTICLE V
COVENANTS

5.1Conduct of Business of Happy.  During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Section 5.1 of the Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of HOMB, Happy shall, and shall cause its Subsidiaries to, (x) maintain its existence under Applicable Law, (y) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (z) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist.  Without limiting the foregoing, Happy covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of HOMB (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, or required by Applicable Law, or as set forth in Section 5.1 of the Disclosure Schedule, it shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(i)amend the Governing Documents of Happy or its Subsidiaries or otherwise add, amend or modify in any respect the duties or obligations of indemnification by Happy or such Subsidiary with respect to any of its respective directors, officers, employees, agents or other Persons;

(ii)adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests (other than to a wholly-owned Subsidiary of Happy), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities (other than the withholding or acceptance of shares of Happy Common Stock as payment for the exercise price of Happy Stock Options or for withholding Taxes incurred in connection with the exercise of Happy Stock Options, in each case, that are outstanding on the date hereof and in accordance with past practice and the terms of the applicable award agreements);

(iii)except as required by Happy Material Contracts, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Happy;

(iv)sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person (except for sales of properties or assets in the ordinary course of business consistent with past practice) or merge or consolidate with any Person;

(v)acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; except, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of Happy;

(vi)other than in the ordinary course of business, incur any indebtedness (excluding bank deposits) for borrowed money (other than indebtedness of Happy or any of its wholly-owned Subsidiaries to Happy or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity; provided that Happy may continue to purchase federal funds and borrow money from the Federal Home Loan Bank System, the Federal Reserve Bank of Dallas or any other Governmental Authority in the ordinary course of business consistent with past practice;

(vii)make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(viii)except for any payments disclosed in Section 5.1(viii) of the Disclosure Schedule, (A) increase the compensation, severance, benefits, change of control payments or any other amounts payable, or pay or award, or commit to pay or award, any bonuses or incentive compensation, to its present or former officers, employees or directors, other than, in each case, nonmaterial increases in compensation or benefits for employees made in the ordinary course of business consistent with past practice and earned but unpaid bonuses with respect to any fiscal year ending prior to the Effective Time, (B) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Happy Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to Happy, in the aggregate, of maintaining such Happy Employee Benefit Plan, or (C) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;

(ix)(A) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Happy’s capital stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock, or amend or modify (including by way of interpretation) any of the foregoing; (B) issue or commit to issue any additional shares of capital stock of Happy, other than the issuance of shares of Happy Common Stock upon the exercise of any Happy Stock Options or Happy Stock Appreciation Rights that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (C) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of Happy’s Subsidiaries; or (D) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(x) (A) make or change any Tax election, (B) settle or compromise any Tax liability, claim, audit or assessment, (C) fail to file any Tax Return when due (taking extensions into account) or fail to remit any Taxes due, whether or not shown on the Tax Return, (D) enter into any closing agreement, (E) agree to extend any statute of limitations relating to Taxes; (F) file any amended Tax Return or (G)  surrender, offset or reduce any right to claim a Tax refund;

(xi)fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xii)enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(xiii)except set forth in Section 5.1(xiii) of the Disclosure Schedule, file any application to establish, or to relocate or terminate the operations of, any banking office;

(xiv)make, or commit to make, any capital expenditures in excess of $1 million in the aggregate, other than as disclosed in Happy’s capital expenditure budget set forth in Section 5.1(xiv) of the Disclosure Schedule;

(xv)make, amend or renew any extension of credit, individually or in the aggregate with other extensions of credit to the same relationship, outside of the ordinary course of business or inconsistent with past practice;

(xvi)make, renew, or amend any extension of credit to a borrower who has an existing credit that falls into the past due 90 days or more, nonaccrual or classified categories, other than “Watch List”, described in Section 3.16(b) (i) - (iii) or would be subject to the Federal Reserve Board’s Regulation O, other than as permitted by Section 5.1(xxv);

(xvii)enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for its account or for the account of a customer of it, except in the ordinary course of business and consistent with past practice;

(xviii) (A) grant, extend, amend (except as required in the diligent prosecution of the Intellectual Property owned (beneficially, and of record where applicable) by or developed for Happy, waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Intellectual Property, or (B) fail to exercise a right of renewal or extension under any material agreement under which Happy is licensed or otherwise permitted by a third party to use any Intellectual Property (other than “shrink wrap” or “click through” licenses), unless Happy obtains a substantially similar license or right to use such Intellectual Property on terms as favorable as the terms under the existing agreement;

(xix)amend or extend any leases for real property other than as provided in Section 5.1(xix) of the Disclosure Schedule;

(xx)except for transactions in the ordinary course of business, terminate, amend, or waive any material provision of, any Happy Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Happy, or enter into any contract that would constitute a Happy Material Contract if it were in effect on the date of this Agreement;

(xxi)(A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $500,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims; or (B)

agree or consent to the issuance of any settlement agreement, injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxii)materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(xxiii)change in any material respect its credit policies and collateral eligibility requirements and standards;

(xxiv)participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of Happy;

(xxv)engage in (or modify in a manner adverse to Happy) any transactions with any director or officer of Happy or its Affiliates, other than deposit relationships and other transactions in the ordinary course of business consistent with past practice, and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons unaffiliated with Happy and did not involve more than the normal risk of collectability or present other unfavorable features;

(xxvi)adopt a plan of complete or partial liquidation or dissolution;

(xxvii)take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger or the Second-Step Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xxviii)agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.1;

(xxix)take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at the time of the Closing or preclude Happy from making such representations and warranties at the time of the Closing;

(xxx)take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby; or

(xxxi)take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Happy or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

In addition to the foregoing restrictions, Happy agrees that the valuation of the Happy Common Stock for the purpose of any Happy Stock Appreciation Rights shall be consistent with the Merger Consideration calculation included herein meaning that the valuation of Happy Common Stock on any given date between the date hereof and the Effective Time shall be the Exchange Ratio multiplied by the volume-weighted average closing price per share of HOMB Common Stock as reported on Nasdaq (based on “regular way” trading) over the twenty (20) consecutive trading day period preceding such date.

5.2Conduct of Business of HOMB.  During the period from the date of this Agreement to the Closing Date, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as set forth on Section 5.2 of the HOMB Disclosure Schedule, (C) as required by any Governmental Authority or Applicable Law, or (D) with the written consent of the Happy, HOMB and Centennial shall not, and shall cause their Subsidiaries not to, directly or indirectly:

(i)amend its Governing Documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Happy Common Stock;

(ii)adopt a plan of complete or partial liquidation or dissolution;

(iii)agree to take, make any commitments to take, or adopt any resolutions of the board of directors or shareholders in support of, any of the actions prohibited by this Section 5.2;

(iv)take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE IV to be inaccurate in any material respect at the time of the Closing or preclude HOMB from making such representations and warranties at the time of the Closing;

(v)take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in ARTICLE VI not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(vi)take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger or the Second-Step Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(vii)take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of HOMB or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby, that would reasonably be expected to adversely affect or materially delay the ability of HOMB or its Subsidiaries to obtain the Regulatory Approvals, or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.3Approvals and Filings.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of Happy and HOMB agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party and its respective Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided that nothing contained herein shall be deemed to require HOMB, or require or permit Happy, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would (A) reasonably be expected to result in HOMB or Centennial becoming subject to any cease-and-desist order or other order, formal or informal enforcement action issued by, or written agreement, consent agreement, operating agreement, memorandum of understanding, commitment letter or similar undertaking with, or any request to adopt any board resolutions by, any Governmental Authority, in each case solely resulting from or arising out of the conduct of Happy’s business, or (B) reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Authority that the Mergers may not be consummated as contemplated herein or in a substantially similar manner immediately following the Effective Time or that any Happy Regulatory Agreement will not terminate and be of no further force and as of and following the consummation of the Merger) (any of the foregoing matters in clauses (A) and (B), a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) calendar days after the date of this Agreement, HOMB and Happy shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals.  HOMB and Happy shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such approval as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

(c)Subject to Applicable Law (including Applicable Law relating to the exchange of information), the parties shall advise each other within twenty-four (24) hours of receiving any communication from any Governmental Authority in connection with the Regulatory Approvals that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(d)Upon the terms and subject to the conditions set forth in this Agreement, Happy agrees to use its reasonable best efforts to obtain (i) estoppel certificates dated as of the Closing Date executed by each landlord of Happy and its Subsidiaries (other than those landlords who have executed consents as contemplated by Section 3.4 of the Disclosure Schedule) in forms as may be reasonably acceptable to HOMB and (ii) the written authorizations, consents, notices and approvals identified on Section 3.4 of the Disclosure Schedule.

5.4Access; Integration of Data Processing; Confidentiality.

(a)In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of Happy and its Subsidiaries, subject to Section 5.4(c) and Applicable Laws relating to confidentiality and the exchange of information, Happy shall permit HOMB and its Subsidiaries and their respective officers, employees, counsel, accountants and other authorized representatives, access, throughout the period before the Closing Date, upon reasonable notice and at HOMB’s sole expense:

(i)during customary business hours, to all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Happy and its Subsidiaries in which HOMB may have a reasonable interest; provided, however, that Happy shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements; and

(ii)during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of Happy and its Subsidiaries for the purpose of performing conversion activities related to data processing integration.

HOMB shall use commercially reasonable efforts to minimize any interference with the regular business operations of Happy and its Subsidiaries during any such access.

(b)At the request of HOMB, during the period from the date of this Agreement to the Closing, Happy shall, and shall cause its Subsidiaries and its and their respective officers and employees to, and shall make all reasonable efforts to cause their respective telecommunications and data processing service providers to (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or HOMB), cooperate and assist HOMB in connection with preparation for an electronic and systematic conversion of all applicable data regarding Happy and its Subsidiaries to HOMB and its Subsidiaries’ systems of telecommunications and electronic data processing; provided, however, that no such conversion shall occur until the Closing.  HOMB shall be responsible for reasonable and agreed upon costs incurred by Happy and its Subsidiaries, including all fees to third parties, in connection with any such efforts.

(c)Each of HOMB and Happy acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing Date, the Confidentiality Agreement and the provisions of this Section 5.4(c) shall nonetheless continue in full force and effect.

5.5Notification.  Happy, on the one side, and HOMB, on the other side, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Section 6.2 or Section 6.3 if continuing on the Closing Date.

5.6Public Announcements.  Happy and HOMB shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.

5.7No Control of Happy.  Nothing contained in this Agreement shall give HOMB or its Subsidiaries, directly or indirectly, the right to control or direct the operations of Happy prior to the Closing Date.

5.8Employee Benefit Matters.

(a)As of the Closing Date, HOMB shall, or shall cause its applicable Subsidiary to, provide to each employee of Happy or its Subsidiaries who shall continue employment with the Surviving Corporation or any of its Subsidiaries following the Closing Date (a “Continuing Employee”) (i) base hourly wages or salaries, as applicable, as determined by HOMB in its sole discretion, and (ii) employee benefit plans, programs, policies and arrangements, as determined by HOMB in its sole discretion (but in no event greater than the base wages, salaries or employee benefits provided to HOMB’s similarly situated employees).

(b)At the Effective Time, Happy shall use best efforts to obtain from each recipient of an Employment Payment a general release and an acknowledgment of the Employment Payment (and termination of any related employment arrangement, if applicable) in a form to be mutually agreed upon by HOMB and Happy; provided, however, that no Employment Payment shall be made to any person if such general release and acknowledgment is not received by HOMB and a release is required from such person.

(c)With respect to any HOMB Employee Benefit Plan in which any Continuing Employee becomes eligible to participate on or after the Closing Date, HOMB shall use best efforts to (i) waive all preexisting conditions, actively at work requirements, exclusion and waiting periods with respect to participation and coverage requirements under any such HOMB Employee Benefit Plan to the extent they were inapplicable to, or were satisfied under, any Happy Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (ii) ensure that each Continuing Employee receives full credit (including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit HOMB Employee Benefit Plan or any such credit that would result in a duplication of benefits) under each HOMB Employee Benefit Plan in which such Continuing Employee becomes or may become a participant for service with the Surviving Corporation (or any predecessor to the Surviving Corporation and its Affiliates), solely to the extent such service was credited under the Happy Employee Benefit Plans.  As of the Closing Date, HOMB shall, and shall cause its applicable Subsidiaries to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any vacation policy or arrangement listed on Section 3.23(a) of the Disclosure Schedule as of the Closing Date.  With respect to each HOMB Employee Benefit Plan that is a health plan in which Continuing Employees participate after Closing, HOMB shall use best efforts to (A) cause to be waived any eligibility waiting period, any evidence of insurability requirement and the application of any pre-existing condition limitation under such plan to the extent such requirements or limitations were inapplicable to, or were satisfied under, any Happy Employee Benefit Plan in which such Continuing Employee participated prior to the Closing Date; and (B) cause each Continuing Employee to be given credit under such health plan with respect to the plan year in which the Closing Date occurs (“Closing Date Plan Year”) for amounts (such as deductibles and co-payments) paid under any similar Happy Employee Benefit Plan by such Continuing Employee, with respect to the Closing Date Plan Year, as though such amounts had been paid in accordance with the terms and conditions of any applicable HOMB Employee Benefit Plan and for which verification of such amounts is provided. Notwithstanding the foregoing, the HOMB Guardian Cancer Plan shall not be considered a “health plan” for purposes of the preceding sentence and therefore not subject to subclauses (A) and (B).

(d)HOMB and Happy acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of HOMB and Happy and nothing contained herein shall (i) be construed as an amendment to any Happy Employee Benefit Plan or HOMB Employee Benefit Plan or the creation of any new employee benefit plan,

(ii) create any third-party beneficiary or other rights in any other person, including any employee or former employee of any of HOMB or Happy or their respective Subsidiaries, or any dependent or beneficiary thereof or (iii) otherwise obligate HOMB or any of its Affiliates to maintain any particular Happy Employee Benefit Plan, HOMB Employee Benefit Plan or other employee benefit plan or retain the employment of any particular employee following the Closing Date.  HOMB and Happy further acknowledge and agree that Happy and its Subsidiaries shall provide to HOMB all employee books and records relating to Continuing Employees no later than the Closing Date.

(e)Within 30 days of the signing of this Agreement, Happy shall amend the Happy Bancshares, Inc. Employee Stock Ownership/401(k) Trust to designate an independent trustee. Happy shall terminate the KSOP immediately prior to the Closing by resolution adopted by the board of directors of Happy, and simultaneously amend the KSOP to the extent necessary to comply with all Applicable Laws to the extent not previously amended.  Said termination shall provide that all participants in the KSOP shall be fully vested in their account balances thereunder, and Happy shall notify the KSOP participants and beneficiaries of such termination prior to the Closing Date if required pursuant to Applicable Law.  HOMB will permit rollover of KSOP assets by Continuing Employees in cash and with respect to loans, in kind, to a defined contribution retirement plan of HOMB or its Subsidiaries.

5.9No Solicitation of Transaction by Happy.

(a)From the date hereof until the Closing Date, or, if earlier, the date on which this Agreement is terminated in accordance with ARTICLE VIII, Happy shall not, and shall cause all of its Subsidiaries and its and their respective Representatives to not, directly or indirectly, (i) take any action to solicit, initiate, seek, knowingly facilitate or encourage any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than HOMB and its Subsidiaries) any nonpublic information or data with respect to Happy or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal (other than the Merger), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement which expressly permits Happy to comply with its obligations pursuant to this Section 5.9) (an “Acquisition Agreement”), or (v) propose or agree to do any of the foregoing.  Upon execution of this Agreement, Happy shall, and shall cause each of its Subsidiaries and all of its and their respective Representatives to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Acquisition Proposal; provided, however, that nothing in this Section 5.9 shall preclude Happy or its Representatives from contacting any such party or parties solely for the purpose of complying with the provisions of the first clause of this sentence or to enforce the provisions of any confidentiality agreement entered into with any Person with respect to a potential Acquisition Proposal.

(b)Notwithstanding Section 5.9(a), Happy may take any of the actions described in clause (ii) of Section 5.9(a) if, but only if, (i) Happy has received a bona fide unsolicited written Acquisition Proposal, prior to Happy Shareholders’ Meeting, that did not result from a breach of this Section 5.9; (ii) Happy’s board of directors determines (in accordance with this Agreement and after consultation with its outside legal counsel and independent financial advisor) that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal; (iii) Happy has provided HOMB with at least three (3) calendar days’ prior notice of such determination; (iv) prior to furnishing or affording access to any information or data with respect to Happy or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Happy receives from such Person a confidentiality agreement with terms no less favorable to Happy than those contained in the Confidentiality Agreement; and (v) the failure of Happy’s board of directors to furnish such information or access or enter into discussions or negotiations would violate its fiduciary duties to Happy Shareholders.  Happy shall promptly provide to HOMB any non-public information regarding Happy or its Subsidiaries provided to any other Person that was not previously provided to HOMB, such additional information to be provided no later than the date of provision of such information to such other party.

(c)Happy shall promptly (and in any event within twenty-four (24) hours) notify HOMB in writing if any proposals or offers (or modified offers or proposals) are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Happy or any of its Subsidiaries or any of their respective Representatives, in each case constituting or in connection with any Acquisition Proposal, and such notice shall indicate (a) the name of the Person initiating such discussions or negotiations or making such proposal, (b) offer or information request and the material terms and conditions of any such proposals, offers or information requests (including the identity of the Person making or intending to make such any such proposals, offers or information requests, and (c) a copy of any proposal, offer or information request, if in writing, and any related documentation or correspondence.  Happy shall keep HOMB fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such discussion, proposal, offer or information request.

(d)Nothing contained in this Agreement shall prevent Happy or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal in a manner consistent with Happy’s other obligations under this Section 5.9, it being agreed that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

5.10Indemnification; Directors’ and Officers’ Insurance.

(a)From and after the Effective Time, HOMB shall (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer or employee of Happy or any of Happy’s Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out the fact that such Indemnitee was an officer, director or employee of Happy or any Subsidiary of Happy for acts or omissions by such Indemnitee in such capacity or taken at the request of Happy or any Subsidiary of Happy, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Transactions), to the fullest extent permitted by Applicable Law and (ii) assume all obligations of Happy and Happy’s Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in Happy’s Governing Documents and the organizational documents of Happy’s Subsidiaries.

(b)HOMB shall maintain in effect for five (5) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Happy (provided that HOMB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided that in no event shall HOMB be required to expend annually in the aggregate an amount in excess of $1,000,000 of the annual premium payment on Happy’s current policy in effect as of the date of this Agreement (the “Premium Cap”) and, in the event the cost of such coverage shall exceed that amount, HOMB shall purchase as much coverage as possible for such amount.  In lieu of the foregoing, HOMB may obtain at or prior to the Effective Time a prepaid “tail” policy providing coverage equivalent to that described in the preceding sentence for an aggregate price of no more than the Premium Cap.

(c)The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under Happy Governing Documents, by contract or otherwise.  In the event HOMB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of HOMB or the purchaser of its assets and properties shall assume the obligations set forth in this Section 5.10.  This Section 5.10 shall survive the Effective Time.

5.11Efforts to Consummate; Further Assurances.

(a)HOMB and Happy agree to use, and to cause each of their Subsidiaries to use, reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

5.12Continuity of Business.  HOMB will continue, directly or indirectly, at least one significant historic business line of Happy, or use at least a significant portion of Happy’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d) except that HOMB may transfer Happy’s historic business assets (i) to a corporation that is a member of the HOMB’s “qualified group,” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii); or (ii) to a partnership if (A) one or more members of HOMB’s “qualified group” have active and substantial management functions as a partner with respect to Happy’s historic business; or (B) members of HOMB’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in Happy’s historic business, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

5.13Tax Matters.

(a)For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).  After the date of this Agreement (including, without limitation, after the Effective Time) subject to the other terms and conditions in this Agreement, each party hereto shall take any action that is required to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would reasonably be likely to prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.  All parties hereto shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)The Chief Financial Officer of each of the HOMB and Happy shall execute and deliver to Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. and Alston & Bird LLP certificates substantially in the form agreed to by the parties and at such time or times as may reasonably be requested by such firms, including at the time the Registration Statement is filed with the SEC and the Effective Time, in connection with each firm’s delivery of its tax opinion pursuant to Section 6.2(f) and Section 6.3(f).  Each of HOMB and Happy shall use its reasonable best efforts to cause such certificates to be delivered and not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 5.13(b).

5.14Nasdaq Listing.  HOMB shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to (i) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under Nasdaq listing rules, the shares of HOMB Common Stock to be issued to the holders of Happy Common Stock as part of the Merger Consideration in connection with the Merger, or (ii) make such post-Closing filings with Nasdaq as may be required by the applicable rules thereof.

5.15Litigations and Claims.

(a)HOMB shall promptly notify Happy in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against HOMB or its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in HOMB.  HOMB shall promptly notify Happy in writing of any Proceeding, pending or, to HOMB’s Knowledge, threatened against HOMB or its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by HOMB or Centennial with respect hereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.

(b)Happy shall promptly notify HOMB in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against Happy or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Change in Happy.  Happy shall promptly notify HOMB in writing of any Proceeding, pending or, to Happy’s Knowledge, threatened against Happy or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by HOMB or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  Happy shall give HOMB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Happy and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without HOMB’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.16Preservation of Happy Name.  HOMB shall take all actions reasonably necessary to continue the use of and to preserve and protect the names of Happy and its Subsidiaries, including, but not limited to, making any required applications or filings with the Texas Secretary, the Texas Department of Banking or any other applicable Governmental Authority in order to use the name of Happy and its Subsidiaries as an assumed name in Texas following the Closing. HOMB will cooperate with Happy to protect and defend the Intellectual Property rights in and exclusivity associated with the name of Happy and its Subsidiaries for future use in the United States and otherwise protect the value in the name of Happy and its Subsidiaries.

ARTICLE VI
CONDITIONS TO CLOSE

6.1Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the party entitled to the benefit thereof:

(a)No Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)Shareholder Approval.  The Requisite HOMB Vote shall have been obtained and Happy Shareholder Approval of the Merger and the execution, delivery and performance of this Agreement shall have been obtained.

(c)Registration Statement.  The Registration Statement shall have been effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act relating to the issuance of the shares of HOMB Common Stock issuable pursuant to the Merger shall have been received.

6.2Conditions to Obligations of HOMB.  The obligations of HOMB to consummate the transactions contemplated hereby are also subject to the satisfaction, or waiver by HOMB, at or prior to the Closing Date of the following conditions:

(a)Accuracy of Representations and Warranties.  For purposes of this Section 6.2(a), the accuracy of the representations and warranties of Happy set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date.  The representations and warranties set forth in Sections 3.1, 3.2, 3.3(a) and (b)(x), 3.6, 3.11, 3.17, 3.28 and 3.31 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties set forth in Section 3.5 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Happy set forth in this Agreement (including the representations and warranties set forth in Sections 3.1, 3.2, 3.3(a) and (b)(x), 3.5, 3.6, 3.11, 3.17, 3.28 and 3.31) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to Happy; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “Happy’s Knowledge” shall be deemed not to include such qualifications.

(b)Compliance with Covenants and Obligations.  Happy shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)Agreements with certain Executives and Employees.

(i)An executed employment agreement with Mikel Williamson shall have been executed and not revoked by Mr. Williamson; and

(ii)An executed noncompetition and nonsolicitation agreement with J. Pat Hickman shall have been executed and not revoked by Mr. Hickman.

(d)Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e)Happy Closing Deliverables.  Happy shall have delivered to HOMB, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.17 at or prior to the Closing Date.

(f)Tax Opinion.  HOMB shall have received a written opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of Happy and HOMB as referenced in Section 5.13(b).

(g)Sale of REO.  The sale of the real property described on Section 6.2(g) of the HOMB Disclosure Schedule to an unaffiliated third party shall have been completed.

(h)Termination of KSOP.  The KSOP shall have been terminated in accordance with the terms of the KSOP, ERISA, and all other applicable law and regulations on a basis satisfactory to HOMB; provided, that, certain winding up may take place following Closing as necessary.

(i)Termination of Happy Employee Benefit Plans. Other Happy Employee Benefit plans shall be terminated or frozen if requested by HOMB in writing at least thirty (30) days before the Closing Date. Such terminations shall be in accordance with the Happy Employee Benefit Plan’s terms, ERISA and all other applicable laws and regulations on a basis satisfactory to HOMB.

(j)Wind-Up of Commerce KSOP. The account balances of the Commerce KSOP shall have been distributed in cash or in kind to the participants thereof or their respective beneficiaries, with the right of tax-free rollover, to the extent permitted by law, in accordance with the election (if any) of the distributee, the terms of the Commerce KSOP, ERISA, and all other applicable law and regulations on a basis satisfactory to HOMB.

(k)No Increase in Outstanding Shares.  Other than as a result of (i) the issuance of shares of Happy Common Stock upon the exercise of any Happy Stock Options and Happy Stock Appreciation Rights that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement and (ii) issuances required to be made to the KSOP, the number of shares of outstanding Happy Common Stock as of the Effective Time shall not exceed the number of outstanding shares of Happy Common Stock referenced in Section 3.6(a) hereof.

(l)Audit and Inspection of Precious Metals.  HOMB’s completion of an audit and inspection of the precious metal assets held in safekeeping by Happy at third party depository locations, including documents and records related to such assets and confirmation that such audit and inspection results in no material differences with Happy’s records.

(m)Environmental. HOMB’s confirmation that the environmental reports obtained by HOMB between the date hereof and the Effective Time do not reflect environmental conditions exceeding $10 million in the aggregate in remediation and other costs associated therewith.

6.3Conditions to the Obligations of Happy.  The obligation of Happy to consummate the transactions contemplated by this transaction is also subject to the satisfaction, or waiver by Happy, at or prior to the Closing Date of the following conditions:

(a)Accuracy of Representations and Warranties.  For purposes of this Section 6.3(a), the accuracy of the representations and warranties of HOMB set forth in this Agreement shall be assessed (i) as of the date of this Agreement and (ii) as of the Closing with the same effect as though all such representations and warranties had been made on and as of the Closing Date; provided that representations and warranties which are confined to a specified date shall speak only as of such date.  The representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.6 and 4.16 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount and effect, and the representations and warranties in Section 4.5 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of HOMB set forth in this Agreement (including the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.5, 4.6 and 4.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Change or Material Adverse Effect with respect to HOMB; provided that, for purposes of this sentence only, those representations and warranties which are qualified as to “materiality,” “Material Adverse Change” or “Material Adverse Effect” or as to “HOMB’s Knowledge” shall be deemed not to include such qualifications.

(b)Compliance with Covenants and Obligations.  HOMB shall have performed and complied in all material respects with all of its covenants and obligations required by this Agreement to be performed or complied with prior to or at the Closing Date.

(c)Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect and shall not contain or result in the imposition of any Materially Burdensome Regulatory Condition as contemplated by Section 5.3(a), and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d)Listing.  The shares of HOMB Common Stock to be issued to the Happy Stockholders as part of the Merger Consideration in the Merger shall have been approved for listing on Nasdaq.

(e)HOMB Closing Deliverables.  HOMB shall have delivered to Happy, each of the certificates, instruments, agreements, documents, assets and other items required to be delivered by it pursuant to Section 2.18 at or prior to the Closing Date.

(f)Tax Opinion.  Happy shall have received a written opinion of Alston & Bird LLP, dated as of the Closing Date and based on facts, representations and assumptions described in such opinions, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinions, Alston & Bird LLP will be entitled to receive and rely upon customary certificates and representations of the Chief Financial Officer of each of Happy and HOMB as referenced in Section 5.13(b).

(g)Actions for Use of Happy Names.  HOMB shall deliver assumed name certificates filed with the Texas Secretary for the use of the names of Happy and its Subsidiaries following the Closing. HOMB shall have obtained any required approvals and take any other actions necessary for the use of the names of Happy and its Subsidiaries.

ARTICLE VII
TERMINATION

7.1Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)by the mutual written consent of Happy and HOMB;

(b)by either Happy, on the one hand, or HOMB, on the other hand, if the Closing Date shall not have occurred on or before the first (1st) anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing Date to occur on or prior to such date;

(c)by either Happy, on the one hand, or HOMB, on the other hand, in the event of (i) a material breach by the other party of any representation or warranty contained this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to HOMB’s or Happy’s obligations set forth in Section 6.2 or Section 6.3, respectively, or (ii) a material breach by the other party of any of its obligations contained in this Agreement, which breach cannot be or has not been cured within forty-five (45) days after the giving of written notice to the breaching party of such breach, and which breach or breaches would result in a failure to satisfy any condition to HOMB’s or Happy’s obligations set forth in Section 6.2 or Section 6.3, respectively;

(d)by either Happy, on the one hand, or HOMB, on the other hand, if (i) final action has been taken by a Regulatory Agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become final and nonappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, or final nonappealable judgment which has the effect of making illegal the consummation of the transactions contemplated by this Agreement;

(e)by HOMB if (i) the board of directors of Happy (or any committee thereof) shall have failed to make the Happy Recommendation or shall have made an Adverse Happy Recommendation Change (including by, in the case of a tender or exchange offer, failing to promptly recommend rejection of such offer), or (ii) Happy shall have materially breached any of the provisions set forth in Sections 2.14 and 5.9;

(f)by Happy if (i) the board of directors of HOMB (or any committee thereof) shall have failed to make the HOMB Board Recommendation or shall have made an Adverse HOMB Recommendation Change, or (ii) HOMB shall have materially breached any of the provisions set forth in Section 2.16;

(g)by HOMB or Happy, if either (i) the Happy Shareholders fail to approve this Agreement at the Happy Shareholders’ Meeting, or at any adjournment or postponement thereof or (ii) the Requisite HOMB Vote is not obtained at the HOMB Shareholders’ Meeting or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure to obtain such approval; or

(h)By HOMB if ten percent (10%) or more of the outstanding shares of Happy Common Stock are Appraisal Shares.

7.2Notice of Termination; Effect of Termination.  The party desiring to terminate this Agreement pursuant to this Article VII (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.2 shall be effective immediately upon delivery of such written notice to the other party.  If this Agreement is terminated pursuant to this Article VII, it will become void and of no further effect, with no liability on the party of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.4(c), this Section 7.2, Section 7.6, and Article VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

7.3Fees and Expenses Following Termination.

(a)If this Agreement is terminated by HOMB pursuant to Section 7.1(e), then Happy shall pay to HOMB (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $35 million (the “Termination Fee”), plus, HOMB’s expenses actually incurred by HOMB on or prior to the termination of this Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, in the event that (i) an Acquisition Proposal with respect to Happy shall have been communicated to or otherwise made known to the shareholders or senior management or Board of Directors of Happy, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to Happy after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by HOMB or Happy pursuant to Section 7.1(b) (if the Happy Shareholder Approval has not theretofore been obtained), (B) by HOMB pursuant to Section 7.1(c) or (C) by HOMB or Happy pursuant to Section 7.1(g) as a result of the Happy Shareholders failure to approve this Agreement at the Happy Shareholders’ Meeting and (iii) prior to the date that is twelve (12) months after the date of such termination Happy consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into an Acquisition Agreement, then Happy shall on the earlier of the date such transaction is consummated or any such Acquisition Agreement is entered into, pay to HOMB (by wire transfer of immediately available funds) the Termination Fee, plus, HOMB’s expenses actually incurred by HOMB on or prior to the date such transaction is consummated or any such Acquisition Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1Notices.  All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.  Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.1:

(a)if to HOMB, to:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas  72032

Attention:John W. Allison

Telephone:  _____________________

Email:   _____________________

with a copy (which shall not constitute notice) to:

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 W. Capitol Avenue, Suite 1800

Little Rock, Arkansas  72201

Attention:   C. Douglas Buford, Jr.

Telephone: (501) 688-8866

Email:dbuford@mwlaw.com

and

(b)if to Happy, to:

Happy Bancshares, Inc.

701 S. Taylor

Amarillo, Texas 79101

Attention:     Mikel Williamson & J. Pat Hickman

Telephone:   _____________________

Email:           _____________________

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

2200 Ross Avenue, Suite 2300

Dallas, Texas 75201

Attention:Sanford M. Brown

Telephone:  (214) 922-3505

Email:  sanford.brown@alston.com

8.2Entire Agreement.  This Agreement (including all exhibits, annexes, and schedules referred to herein, including but not limited to, the Disclosure Schedules hereto), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing Date pursuant to the provisions hereof constitute the full and entire understanding and agreement of the parties hereto in respect of its subject matter, and supersedes all prior agreements, understandings (oral and written) and negotiations between or among the parties with regard to such subject matter.  The Disclosure Schedules and the Confidentiality Agreement constitute a part hereof as though set forth in full herein.

8.3Amendments.  This Agreement (including the Disclosure Schedules attached hereto) may not be modified, amended, supplemented, cancelled or discharged, except by a written instrument executed by all parties hereto.

8.4Waivers.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  Any waiver, permit, consent or approval of any kind or character by any party of any breach or default under this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5Binding Effect; Assignment; No Third Party Beneficiaries.  The rights and obligations of this Agreement shall be binding on and enforceable by the parties hereto and their respective successors and permitted assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by Happy or HOMB without the express prior written consent of the other party.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in Section 5.10.

8.6Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws; provided that the TBOC and the ABCA, as applicable, shall govern to the extent mandatorily applicable to Texas corporations and Arkansas corporations, respectively. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court of competent jurisdiction located in (a) Dallas County, Texas, if initiated by HOMB or Centennial, or (b) Faulkner County, Arkansas if initiated by Happy or Target Bank. Each of the parties hereto submits to the exclusive jurisdiction of such courts in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.7Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8Cumulative Remedies; Specific Performance.

(a)All rights and remedies conferred upon a party pursuant to this Agreement or otherwise afforded by Applicable Law to any party, shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity, and the exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

(b)Without limiting the rights of a party hereto to pursue all other legal and equitable rights available to such party for another party’s failure to perform its obligations under this Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their respective obligations hereunder would be inadequate and that each party shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

(c)Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

8.9Expenses.  Except as set forth in Article VII, each party to this Agreement shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees and expenses of agents, representatives, counsel and accountants.

8.10Prevailing Party.  In the event that any litigation between the parties hereto should arise as the result of any breach or alleged breach of this Agreement, the prevailing party in said litigation shall be entitled to recover its reasonable attorneys’ fees and costs, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs (through both trial and appellate levels) from the nonprevailing party.

8.11Counterparts; Effectiveness; Electronic Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement will become effective when each party to this Agreement has received counterparts signed by all of the other parties.  Handwritten signatures to this Agreement transmitted by electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted handwritten signature and shall accept the electronically transmitted handwritten signature of the other party to this Agreement.

8.12Nonsurvival.  None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 8.12 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.13Severability.  If any term of provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provisions in any other jurisdiction.  Upon such determination that any term or other provisions is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

[Remainder of page was intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the day and year first above written.

HOME BANCSHARES, INC.,

an Arkansas corporation

By:   /s/ John W. Allison

Name:John W. Allison

Title:President and Chief Executive Officer

CENTENNIAL BANK,

an Arkansas state bank

By:  /s/ Tracy M. French

Name:Tracy M. French

Title:President and Chief Executive Officer

HAPPY BANCSHARES, INC.

a Texas corporation

By:  /s/ J. Pat Hickman

Name:J. Pat Hickman

Title:President and Chairman of the Board

HAPPY STATE BANK, a Texas banking association

By:  /s/ Mikel Williamson

Name:Mikel Williamson

Title:President and Chief Executive Officer

Happy’s Schedule Index*

Section 1.1 – Happy’s Knowledge

Section 3.1(c) – Subsidiaries

Section 3.4 – Consents and Approvals

Section 3.5 – Regulatory Matters

Section 3.6(a) – Happy Stock Options, Stock Appreciation Rights, Restricted Stock, Trust Preferred and Subordinated Debt Securities

Section 3.6(b) – Stock Obligations

Section 3.9 – Financial Statements

Section 3.10 – Ordinary Course Exceptions

Section 3.12(b) – Tax Returns

Section 3.12(o) – 280G

Section 3.13(b) – Real Estate

Section 3.14(a) – Litigation

Section 3.16(b) – Past Due and Classified Loans

Section 3.16(c) – OREO Property

Section 3.16(e) – Loan Repurchase Obligations

Section 3.16(g) – Regulation O Loans

Section 3.20 – Intellectual Property – Infringement

Section 3.21 – Environmental Matters

Section 3.22 – Material Contracts

Sections 3.23(a)(g)(j)(k)(m)(n)(o) – Employee Benefit Matters

Section 3.24(d) – Non-solicitation and Non-competition Agreements

Section 3.24(f) – Labor Relations – Other than At Will Employment Arrangements

Section 3.24(n) – Salary Continuation Plan

Section 3.24(o) – Split Dollar Life Insurance

Section 3.25 – Related Party Transactions

Sections 5.1, 5.1(viii)(xiii)(xiv)(xix) – Covenants

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

HOMB’s Schedule Index*

Section 1.1 – HOMB’s Knowledge

Section 4.4 – Other Filings and Notices

Section 4.5 – Unresolved Regulatory Matters

Section 4.6(c) – Issuance Obligations

Section 4.10 – Ordinary Course; Lack of Material Adverse Change

Section 4.23 – Employee Benefit Plans

Section 5.2 – Conduct of Business

Section 6.2(g) – Sale of Property

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. Home BancShares, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

EXHIBIT A

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”) is dated as of __________, 2021, by and between the undersigned holder (“Shareholder”) of Common Stock, $1.00 par value per share, of Happy Bancshares, Inc., a Texas corporation (“Happy”), and Home BancShares, Inc., an Arkansas corporation (“HOMB”).  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, HOMB, Centennial Bank, an Arkansas state bank (“Centennial”), Happy and Happy State Bank, a Texas banking association and a direct wholly-owned subsidiary of Happy (“Target Bank”) are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Happy will merge with and into HOMB, with HOMB as the surviving entity (the “Merger”), and in connection with the Merger, each outstanding share of Happy Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder has voting power over the number of shares of Happy Common Stock as indicated on the signature page of this Agreement under the heading “Total Number of Shares of Happy Common Stock Subject to this Agreement” (such shares, together with any additional shares of Happy Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, stock appreciation right or similar instrument, being referred to collectively as the “Shares”);

WHEREAS, obtaining Happy Shareholder Approval of the Merger is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, it is a material inducement to the willingness of HOMB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a material inducement to, HOMB entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by HOMB in connection therewith, Shareholder and HOMB agree as follows:

Section 1.

Agreement to Vote Shares.  Shareholder irrevocably and unconditionally agrees that, while this Agreement is in effect, at any meeting of shareholders of Happy, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by HOMB, Shareholder shall:

a)	appear at each such meeting in person or by proxy; and
b)

vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the sole right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof which are approved by the board of directors of Happy and adopted in accordance with the terms thereof unless the effect of such amendment or modification is to reduce the Purchase Price); (ii) in favor of any proposal to adjourn or postpone the shareholders’ meeting if there are not sufficient votes to adopt and approve the Merger Agreement; (iii) against any action or agreement that would or could reasonably result in a breach of any covenant, representation or warranty or any other obligation or agreement of Happy contained in the Merger Agreement or of Shareholder contained in this Agreement; (iv) against any Acquisition Proposal; and (v) against any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement.

The Shares do not include shares over which the Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of the Shareholder, and no representation by Shareholder is made with respect thereto.

Section 2.

No Transfers.  While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares, except with respect to the following permitted transfers:  (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, provided that as a condition to such transfer, such transferee, shall be required to execute an agreement that is identical in form and substance to this Agreement, (d) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise, and (e) such transfers as HOMB may otherwise permit in its sole discretion, and further provided that notwithstanding anything to the contrary in this Agreement, Shares that are pledged to secure a credit facility as of the date of this Agreement may continue to be pledged to secure a credit facility.  Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

Section 3.	Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with HOMB as follows:
a)	Shareholder has full power, authority and legal capacity to enter into and perform his, her or its obligations under this Agreement.
b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by HOMB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

c)	The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by

Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

d)

Shareholder has the authority to exercise voting power over the Shares.  The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity for any other person or entity that is not an Affiliate of Shareholder, and no representation by Shareholder is made with respect thereto.  Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. No consent, approval, order, or authorization of, or registration, declaration, or filing with, and Governmental entity or any other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement.  No consent of Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform its obligations under this Agreement.

e)

There is no action, suit, investigation, or proceeding (whether judicial, arbitral, administrative, or other) (each an “Action”) pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform Shareholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis

Section 4.

Specific Performance; Remedies; Attorneys’ Fees.  The parties hereto acknowledge that money damages are not an adequate remedy for breaches of this Agreement, that any breach of this Agreement would cause irreparable harm to the non-breaching party and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.  Each party further agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.  If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other party, in addition to any other relief to which such prevailing party may be entitled.

Section 5.

Term of Agreement; Termination.  The term of this Agreement shall commence on the date hereof and will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms, or (c) upon the written agreement of the parties hereto.  Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement that occurred prior to such termination.

Section 6.

Entire Agreement; Amendments.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof.  This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.  No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 7.

Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.

Capacity as Shareholder.  This Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Happy and it shall not apply in any manner to Shareholder in his or her capacity as a director, officer or employee of Happy.  Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Happy, if applicable.

Section 9.

Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the internal, substantive laws of the State of Delaware, without regard for the law or principles of conflict of laws.

Section 10.

WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.  EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS

CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.
Section 11.

Waiver of Appraisal Rights; Further Assurances.  Provided that the Merger is consummated in compliance with the terms of the Merger Agreement, that the consideration offered pursuant to the Merger is not less than that specified in the Merger Agreement executed on or about the date hereof, and that this Agreement has not been terminated in accordance with its terms, to the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or demand fair value for his or her Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.  From time to time prior to the termination of this Agreement, at HOMB’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or may be reasonably requested or desirable to effect the actions and consummate the transactions contemplated by this Agreement.  Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HOMB, Centennial, Happy, Target Bank or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger.

Section 12.

Disclosure.  Shareholder hereby authorizes Happy and HOMB to publish and disclose in any announcement or disclosure required by the SEC and in the Joint Proxy Statement-Prospectus such Shareholder’s identity and ownership of the Shares and the nature of Shareholder’s obligations under this Agreement.

Section 13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 14.

Superior Proposal.  Notwithstanding any of the provisions of this Agreement, the obligations of the Shareholder under this Agreement shall not be applicable in connection with an Acquisition Proposal that is a Superior Proposal, provided that Happy has complied with the terms and conditions of Section 5.9 of the Merger Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

SHAREHOLDER:

(NOTE: If Other than an Individual Shareholder, Print or Type Name of Individual Signing the Voting and Support Agreement and Representative Capacity)

Total Number of Shares of Happy Common Stock Subject to this Agreement:

HOME BANCSHARES, INC.

   an Arkansas corporation

By:

John W. Allison

President and Chief Executive Officer